Exhibit 10.28

EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of March 19, 2021 (this “Agreement”), is made by and among AGILITI HEALTH, INC., a corporation existing under the laws of Delaware (the “Borrower”), AGILITI HOLDCO INC., a corporation existing under the laws of Delaware (“Holdings”), the other Loan Parties party hereto, the Amendment No. 3 Term Lenders (as defined below) party hereto and acknowledged by JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in its capacity as administrative and collateral agent, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 4, 2019 (as amended by Amendment No. 1 to Credit Agreement, dated as of February 6, 2020 and Amendment No. 2 to Credit Agreement, dated as of October 16, 2020 and as further amended, supplemented, amended and restated or otherwise modified from time to time and immediately prior to the Amendment No. 3 Effective Date (as defined below), the “Credit Agreement” and as amended by this Agreement, the “Amended Credit Agreement”) by and among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Administrative Agent, each Lender from time to time party thereto, and the other parties party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, the Borrower intends, directly or indirectly, to acquire (the “Defender Acquisition”) the entity identified as “Defender” (the “Target”), pursuant to that certain Stock Purchase Agreement (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, as amended, supplemented, modified, consented to or waived, the “Defender Acquisition Agreement”), dated as of October 28, 2020 among, inter alios, the Borrower, the Target and the Seller (as defined in the Defender Acquisition Agreement);

WHEREAS, substantially concurrently with the consummation of the Acquisition, all existing third party debt for borrowed money of the Target and its subsidiaries under that certain Loan Agreement, dated as of June 30, 2017, as amended, restated, supplemented or otherwise modified prior to the Original Signing Date, among Target, Ally Bank, as the Administrative Agent and the other parties thereto, will be repaid, redeemed, defeased, discharged, refinanced or terminated and all commitments thereunder terminated (the “Defender Refinancing”);

WHEREAS, pursuant to Section 2.21(a) of the Credit Agreement, the Borrower has delivered to the Administrative Agent a written request to increase the principal amount of Term Loans by an aggregate principal amount of $200,000,000 (the “Amendment No. 3 Term Commitments”) as an Incremental Term Facility (the “Amendment No. 3 Term Facility”) and the loans thereunder, the “Amendment No. 3 Term Loans”) on terms identical to those applicable to the existing Amendment No. 2 Term Facility (including as to tenor, rights of payment, mandatory prepayment and right of security, the Applicable Rate, LIBOR floor and with respect to fees set forth in Section 2.11(e) of the Credit Agreement), the proceeds of which will be used to pay the consideration and other amounts owing in connection with the Defender Acquisition under the Defender Acquisition Agreement, to effect the Refinancing and to pay all or a portion of the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing (the foregoing transactions, together with the establishment of the Amendment No. 3 Term Facilities and the payment of all fees, interest, commissions and expenses in connection therewith, the “Amendment No. 3 Effective Date Transactions”);

WHEREAS, pursuant to Section 2.21(i) of the Credit Agreement, the Borrower may establish new tranches in respect of the Loans or Commitments under the Credit Agreement, or increase the amount of existing Loans or Commitments under the Credit Agreement, by entering into an amendment to the Credit Agreement with the Administrative Agent in accordance with the terms and conditions of the Credit Agreement, including to reflect, among other things, technical changes necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to establish the Amendment No. 3 Term Facilities, and the Borrower, the Administrative Agent, and the Amendment No. 3 Term Lenders desire to amend the Credit Agreement as set forth herein subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 3 hereof;

WHEREAS, each Person identified as an “Amendment No. 3 Term Lender” on Exhibit A attached hereto (collectively, the “Amendment No. 3 Term Lenders) agrees to provide Amendment No. 3 Term Commitments to the Borrower in the amount set forth on such Exhibit A on the Amendment No. 3 Effective Date, in each case, on the terms and subject to the conditions as set forth herein (and the existing Schedule 1.01(a) to the Credit Agreement shall be deemed to be amended to include the information set forth on Exhibit A annexed hereto);

WHEREAS, JPMorgan Chase Bank, N.A. (“JPMorgan”) and KeyBanc Capital Markets LLC will act as joint lead arrangers and bookrunners for the Amendment No. 3 Term Facilities in connection with this Agreement (the “Incremental Lead Arrangers”); and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Incremental Amendment.

Amendment No. 3 Term Loans. Subject to the satisfaction of the conditions set forth in Section 3 hereof, each party hereto agrees as follows:

(i) this Agreement constitutes an amendment to the Credit Agreement as referred to in Section 2.21(i) of the Credit Agreement;

(ii) subject to the satisfaction of the conditions set forth in Section 3 below, each Amendment No. 3 Term Lender agrees, effective as of the Amendment No. 3 Effective Date (as defined below), to extend the Amendment No. 3 Term Commitments set forth opposite such Amendment No. 3 Term Lender’s name in Exhibit A attached hereto;

(iii) from and after the Amendment No. 3 Effective Date, (a) each Amendment No. 3 Term Lender shall be a “Lender”, an “Additional Lender” and a “Term Lender” for all purposes under the Credit Agreement and the other Loan Documents and perform all the obligations of, and have all the rights of, a Lender, Additional Lender and Term Lender thereunder, (b) the Amendment No. 3 Term Commitments of each Amendment No. 3 Term Lender shall be an “Additional Term Commitment” and a “Term Commitment” for all purposes under the Credit Agreement and the other Loan Documents, (c) the Amendment No. 3 Term Facility shall be an “Additional Term Facility” and a “Term Facility” for all purposes under the Credit Agreement and the other Loan Documents, and (d) the Amendment No. 3 Term Loans of each Amendment No. 3 Term Lender shall each be an “Additional Term Loan” and a “Term Loan” (and have the same terms (including with respect to Guarantees, Collateral, Term Loan Maturity Date and rights of mandatory prepayment and repayment, but other than with respect to the Applicable Rate, LIBOR floor and fees set forth in Section 2.11(e) of the Credit Agreement (which shall be identical to the

Amendment No. 2 Term Facility)) as the Term Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Agreement (the “Existing Term Loans”)) for all purposes under the Credit Agreement and the other Loan Documents; and

(iv) the Borrower shall use the proceeds of the Amendment No. 3 Term Loans as set forth in the recitals to this Agreement.

(b) Amendment No. 3 Term Lenders. By executing and delivering this Agreement, each Amendment No. 3 Term Lender hereunder shall be deemed to confirm and agree as follows: (i) such Amendment No. 3 Term Lender confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and the Amended Credit Agreement; (ii) such Amendment No. 3 Term Lender will independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) such Amendment No. 3 Term Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) such Amendment No. 3 Term Lender agrees that it will perform in accordance with their terms all the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender thereunder.

Section 2. Credit Agreement Amendments.

Credit Agreement Amendments. Subject to the satisfaction of the conditions set forth in Section 3 hereof, the Administrative Agent and the Borrower agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit B hereto.

Section 3. Effective Date Conditions. The agreements and amendments set forth in Section 1 and Section 2 of this Agreement shall become effective on the date (the “Amendment No. 3 Effective Date”) on which each of the following conditions have been satisfied (or waived) in accordance with the terms therein:

(i) the Administrative Agent (or its counsel) shall have received (i) from the Borrower, a counterpart of this Agreement signed on behalf of such party (if applicable) and (ii) subject to the final paragraph of this Section 3, from the Target and any New Subsidiary Guarantors, a counterpart of the Joinder Agreement to the Credit Agreement, a Joinder Agreement to the U.S. Pledge and Security Agreement and a joinder to the Intercreditor Agreement;

(ii) subject to the final paragraph of this Section 3, the Administrative Agent (or its bailee) shall have received the certificates representing the Capital Stock of the Target and any New Subsidiary Guarantors pledged pursuant to the Joinder Agreement to the U.S. Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(iii) subject to the last paragraph of this Section 3 and the terms of each applicable Collateral Document, each document (including any UCC (or similar) financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(iv) the Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Amendment No. 3 Effective Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its board of directors, members or other governing body (including any committee thereof) authorizing the execution, delivery and performance of this Agreement, any other agreement or instrument related to or contemplated hereby, and that such resolutions or written consents are in full force and effect in the form attached thereto on the Amendment No. 3 Effective Date and have not been further amended, modified or repealed as of the Amendment No. 3 Effective Date, (B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of the applicable Loan Party authorized to sign this Agreement and any other agreement or instrument related to or contemplated hereby on the Amendment No. 3 Effective Date and (C) certify that (I)(x) attached thereto is a true and complete copy of (1) the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of the Loan Parties and (2) the Loan Parties’ by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (y) as of the Amendment No. 3 Effective Date, each such document or agreement referred to in the foregoing clauses (x)(1) and (2) remains in full force and effect in the form attached thereto on the Amendment No. 3 Effective Date and has not been further amended, modified or repealed as of the Amendment No. 3 Effective Date; or (II) the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of the Loan Parties and the Loan Parties’ by-laws or operating, management, partnership or similar agreement (to the extent applicable) have not been amended since the Amendment No. 2 Effective Date, (ii) a certificate of good standing (or status or subsistence) with respect to the Loan Parties from the Secretary of State (or similar official) of the state of the Loan Parties’ organization (to the extent relevant and available in the jurisdiction of organization of the applicable Loan Party) and (iii) a certificate of the Borrower certifying the condition set forth in Section 2.21(a)(x) of the Credit Agreement was satisfied as of October 28, 2020;

(v) the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Amendment No. 3 Effective Date pursuant to the fee letter, dated as of October 28, 2020, among the Borrower and the Incremental Lead Arrangers or as otherwise agreed in writing by the Borrower and (ii) all expenses for which invoices have been presented at least three Business Days prior to the Amendment No. 3 Effective Date (including the reasonable fees and expenses of legal counsel), in each case on or before the Amendment No. 3 Effective Date, in each case which amounts may, at the Borrower’s option, be offset against the proceeds of the Amendment No. 3 Term Loans.

(vi) the Administrative Agent shall have received, on behalf of itself and the Amendment No. 3 Term Lenders, on the Amendment No. 3 Effective Date, a customary written opinion of Kirkland & Ellis LLP, counsel for the Borrower, (A) dated the Amendment No. 3 Effective Date, (B) addressed to the Administrative Agent and the Amendment No. 3 Term Lenders and (C) covering such matters relating to this Agreement as the Administrative Agent shall reasonably request;

(vii) the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 of the Credit Agreement;

(viii) the Administrative Agent shall have received a certificate dated as of the Amendment No. 3 Effective Date in substantially the form of Exhibit H to the Credit Agreement from a Financial Officer of the Borrower certifying as to the matters set forth therein as of the Amendment No. 3 Effective Date after giving effect to this Agreement and the consummation of the Amendment No. 3 Effective Date Transactions;

(ix) substantially concurrently with the funding of the Amendment No. 3 Term Loans, the Defender Acquisition shall be consummated, in all material respects, in accordance with the terms of the Defender Acquisition Agreement, but without giving effect to any amendments, waivers or consents by the Borrower (or any of its Affiliates) that are materially adverse to the interests of the Amendment No. 3 Term Lenders or the Incremental Lead Arrangers in their respective capacities as such without the consent of the Incremental Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any modification, amendment, consent or waiver to or under the definition of Material Adverse Effect in the Defender Acquisition Agreement shall be deemed to be material and adverse to the interests of the Amendment No. 3 Term Lenders and the Incremental Lead Arrangers, (b) any decrease in the purchase price shall not be materially adverse to the interests of the Amendment No. 3 Term Lenders and the Incremental Lead Arrangers so long as such decrease is allocated to reduce the Amendment No. 3 Term Loans, (c) any increase in the purchase price shall not be materially adverse to the Amendment No. 3 Term Lenders and the Incremental Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the Amendment No. 3 Incremental Term Loan Facility and (d) other than as set forth in clause (a) above, the granting of any consent under the Defender Acquisition Agreement that is not materially adverse to the interests of the Amendment No. 3 Term Lenders and the Incremental Lead Arrangers shall not otherwise constitute an amendment or waiver);

(x) the Defender Refinancing shall have been consummated substantially concurrently with the Amendment No. 3 Effective Date;

(xi) since October 28, 2020, there will not have occurred a Material Adverse Effect (as defined in the Defender Acquisition Agreement);

(xii) the Incremental Lead Arrangers shall have received (a) the audited consolidated balance sheets of the Company (as defined in the Defender Acquisition Agreement) as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company (as defined in the Defender Acquisition Agreement)for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s (as defined in the Defender Acquisition Agreement) independent accountants with respect thereto and (b) the unaudited statement of financial position of Seller (as defined in the Defender Acquisition Agreement) as of July 31, 2020 and the related statements of operations and cash flows of the Seller (as defined in the Defender Acquisition Agreement) for the 7 months then ended;

(xiii) no later than three Business Days in advance of the Amendment No. 3 Effective Date, the Administrative Agent shall have received all documentation and other information reasonably requested by the Amendment No. 3 Term Lenders in writing at least 10 Business Days in advance of the Amendment No. 3 Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xiv) the (i) Specified Defender Acquisition Agreement Representations (as defined below) shall be true and correct as required by the terms of the definition thereof and (ii) the Specified Representations, solely as they relate to the Borrower and the Target (with respect to itself and any of its subsidiaries that are or will become guarantors of the Obligations (such subsidiaries, the “New Subsidiary Guarantors”)) in connection with the Incremental Term Loan Facility, shall be true and correct in all material respects; provided that in the case of any Specified Defender Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect (as defined in the Defender Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Amendment No. 3 Effective Date (or any date prior thereto).

“Specified Defender Acquisition Agreement Representations” shall mean such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Defender Acquisition Agreement as are material to the interests of the Amendment No. 3 Term Lenders, but only to the extent that the Borrower or the Borrower’s applicable Affiliate have the right (taking into account any applicable cure provisions) to terminate its obligations in accordance with Section 10.1(d) of the Defender Acquisition Agreement or decline to consummate the Defender Acquisition in accordance with Section 9.2(a) of the Defender Acquisition Agreement, respectively, in each case, as a result of a breach of such representations in the Defender Acquisition Agreement

Notwithstanding the foregoing, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Amendment No. 3 Effective Date (other than, (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under and in connection with UCC and (ii) a pledge of the Capital Stock of the Target and the New Subsidiary Guarantors organized under the laws of the U.S. or any state thereof with respect to which a Lien may be perfected on the Amendment No. 3 Effective Date by the delivery of a stock or equivalent certificate, if any, together with a stock power or similar instrument of transfer endorsed in blank (other than those stock or equivalent certificates of subsidiaries of the Target not provided to the Borrower after the Borrower’s use of commercially reasonable efforts to obtain such stock or equivalent certificates))) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Amendment No. 3 Term Loans on the Amendment No. 3 Effective Date but may, if required, instead be delivered and/or perfected after the Amendment No. 3 Effective Date pursuant to Section 5.12 of the Credit Agreement (or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably).

Section 4. Reaffirmation. Each of the Loan Parties hereby consents to the amendment of the Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Loan Document to which the Borrower and the other Loan Parties are a party are, and the obligations of the Loan Parties contained in the Credit Agreement, this Agreement or in any other Loan Document to which they are a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each of the Loan Parties hereby confirms the existing security interests granted by it in favor of the Administrative Agent for the benefit of, among others, the Lenders pursuant to the Loan Documents in the Collateral described therein, which security interests shall continue in full force and effect after giving effect to this Agreement to secure the obligations of the Loan Parties under the Credit Agreement, the Pledge and Security Agreement and the other Loan Documents as and to the extent provided in the Loan Documents.

Section 5. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except as permitted by Section 9.02 of the Credit Agreement.

Section 6. Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. On and after the Amendment No. 3 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.

Section 7. Governing Law and Waiver of Right to Trial by Jury.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) The jurisdiction and waiver of right to trial by jury provisions in Sections 9.10 and 9.11 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 8. Severability. To the extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of an original executed counterpart of this Agreement.

Section 10. Loan Document; No Novation. On and after the Amendment No. 3 Effective Date, this Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents (it being understood that for the avoidance of doubt this Agreement may be amended or waived solely by the parties hereto as set forth in Section 5 above). This Agreement shall not constitute a novation of the Credit Agreement or any of the Loan Documents.

[signature pages to follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

AGILITI HEALTH, INC., as Borrower

By	/s/ James Pekarek
Name: James Pekarek
Title: Chief Financial Officer

AGILITI HOLDCO INC., as Holdings

By	/s/ James Pekarek
Name: James Pekarek
Title: Chief Financial Officer

AGILITI IMAGING, INC.

By	/s/ James Pekarek
Name: James Pekarek
Title: Chief Financial Officer

AGILITI SURGICAL, INC.

By	/s/ James Pekarek
Name: James Pekarek
Title: Chief Financial Officer

[Signature Page to Incremental Amendment No. 3 to Credit Agreement]

ACKNOWLEDGED BY:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Authorized Officer

[Signature Page to Incremental Amendment No. 3 to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Amendment No. 3 Term Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Authorized Officer

[Signature Page to Incremental Amendment No. 3 to Credit Agreement]

EXHIBIT B

CREDIT AGREEMENT

Dated as of January 4, 2019 (as amended by Amendment No. 1, dated as of February 6, 2020 ~~and~~,

Amendment No. 2, dated as of October 16, 2020 and Amendment No. 3, dated as of March 19, 2021)

among

AGILITI HEALTH, INC.,

as the Borrower,

AGILITI HOLDCO, INC.,

as Holdings,

THE SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

KEYBANC CAPITAL MARKETS INC.,

BOFA SECURITIES, INC.

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

MACQUARIE CAPITAL (USA) INC., AND

GOLUB CAPITAL LLC

as Joint Bookrunners and Joint Lead Arrangers

SCHEDULES:

Schedule 1.01(a) – Commitment Schedule

Schedule 1.01(c) – Mortgaged Properties

Schedule 3.13 – Capitalization and Subsidiaries

Schedule 5.14 – Post-Closing Obligations

Schedule 6.01(h) – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.06 – Existing Investments

Schedule 6.08 – Sale and Lease Back Transactions

Schedule 6.09 – Transactions with Affiliates

Schedule 9.01 – Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A – Form of Administrative Questionnaire

Exhibit B – Form of Assignment and Assumption

Exhibit C – Form of Compliance Certificate

Exhibit D – Joinder Agreement

Exhibit E – Form of Borrowing Request

Exhibit F – Form of Promissory Note

Exhibit G – Form of Interest Election Request

Exhibit H – Form of Solvency Certificate

Exhibit I-1 – Form of Non-U.S. Lender Certification

Exhibit I-2 – Form of Non-U.S. Lender Certification

Exhibit I-3 – Form of Non-U.S. Lender Certification

Exhibit I-4 – Form of Non-U.S. Lender Certification

Exhibit J – Form of Prepayment Notice

Exhibit K – Form of Letter of Credit Request

Exhibit L – Form of Letter of Credit Application

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 4, 2019 (this “Agreement”), by and among AGILITI HEALTH, INC., a Delaware corporation (the “Borrower”), AGILITI HOLDCO INC., a Delaware corporation (“Holdings”), the Subsidiaries of the Borrower from time to time party hereto, the Lenders and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Administrative Agent”).

RECITALS

A. Pursuant to the terms of the Acquisition Agreement, on the Closing Date, Federal Street Acquisition Corporation (“FSAC”) will acquire indirectly the capital stock and other equity interests of Holdings, from the existing equity holders of such entity.

B. To fund a portion of the transactions contemplated by the Acquisition Agreement, certain third party investors will contribute an amount in Cash equity contributions or other equity contributions (such other equity to be on terms reasonably satisfactory to the Arrangers), directly or indirectly, to FSAC. A portion of such cash together with a portion of cash in respect of FSAC’s equity capital raised in connection with its initial public offering (other than any such equity capital which is redeemed by FSAC’s shareholders in accordance with the terms of FSAC’s organizational documents prior the Closing Date) will in turn be contributed as cash common equity directly or indirectly to Holdings (such contribution, the “Equity Contribution”).

C. To consummate the Transactions, the Borrower has requested that the Lenders extend credit in the form of (i) Term Loans on the Funding Date in an aggregate principal amount equal to $660,000,000 and (ii) a Revolving Facility in an aggregate amount of $150,000,000, in each case, subject to increase as provided herein.

D. The Lenders are willing to extend such credit and the Issuing Banks have indicated their willingness to issue Letters of Credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Acquisition” means the acquisition pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated August 13, 2018 (together with the exhibits and disclosure schedules thereto), among the Borrower, FSAC, Holdings, Holdings’ securityholders and the other parties thereto.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitments” means any commitments added pursuant to Sections 2.21, 2.22 or 9.02(c).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.21, 2.22 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.21(b).

“Additional Revolving Commitments” means any revolving credit commitments added pursuant to Sections 2.21, 2.22 or 9.02(c)(ii).

“Additional Revolving Facility” means any revolving credit facilities added pursuant to Sections 2.21, 2.22 or 9.02(c)(ii).

“Additional Revolving Loans” means any revolving loans added pursuant to Sections 2.21, 2.22 or 9.02(c)(ii).

“Additional Term Commitments” means any term commitments added pursuant to Sections 2.21, 2.22 or 9.02(c)(i).

“Additional Term Facility” means any term loan credit facilities added pursuant to Sections 2.21, 2.22 or 9.02(c)(i).

“Additional Term Loans” means any term loans added pursuant to Sections 2.21, 2.22 or 9.02(c)(i).

“Adjustment Date” means the date of delivery of the financial statements that are required to be delivered pursuant to Section 5.01(a) or (b).

“Adjusted LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Alternative Currency” has the meaning assigned to such term in Section 2.13(a).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, any Lender (other than an Affiliated Lender or a Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings, the Borrower or any Subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any subsidiary of Holdings, which, for the avoidance of doubt, excludes any Debt Fund Affiliate.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(v).

“After Year-End Deductions” has the meaning assigned to such term in Section 2.10(b)(i).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currency” shall mean Euros and Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.11.

“Amendment No. 1” means that certain Amendment No. 1 to the Credit Agreement dated as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Arranger” means BofA Securities, Inc. (it being understood the Arrangers and the Amendment No. 1 Arranger were joint lead arrangers and joint bookrunners with respect to Amendment No. 1)

“Amendment No. 1 Effective Date” means the date on which all conditions precedent set forth in Section 3 of Amendment No. 1 are satisfied.

“Amendment No. 1 Effective Date Transactions” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 1 Revolving Commitments” means, with respect to each Amendment No. 1 Revolving Lender, the commitment of such Amendment No. 1 Revolving Lender to make the Amendment No. 1 Revolving Loans hereunder, in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 1 Revolving Lender’s name on the Commitment Schedule, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Amendment No. 1 Revolving Lenders’ Amendment No. 1 Revolving Commitments on the Amendment No. 1 Effective Date is $40,000,000.

“Amendment No. 1 Revolving Lender” means each Lender with an Amendment No. 1 Revolving Commitment or an outstanding Amendment No. 1 Revolving Loan, including each Person identified as an “Amendment No. 1 Revolving Lender” set forth on Exhibit A-1 to Amendment No. 1.

“Amendment No. 1 Revolving Loans” means each of the Additional Revolving Loans funded pursuant to the terms hereof.

“Amendment No. 1 Revolving Facility” means the amount of each Amendment No. 1 Revolving Lender’s commitment on the Amendment No. 1 Effective Date in respect of Amendment No. 1 Revolving Loans as set forth on the Commitment Schedule. The amount of the Amendment No. 1 Revolving Facility is $40,000,000.

“Amendment No. 1 Term Commitments” means, with respect to each Amendment No. 1 Term Lender, the commitment of such Amendment No. 1 Term Lender to make the Amendment No. 1 Term Loans hereunder on the Amendment No. 1 Effective Date, in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 1 Term Lender’s name on the Commitment Schedule set forth in Exhibit A-2 to Amendment No. 1, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Amendment No. 1 Term Lenders’ Amendment No. 1 Term Commitments on the Amendment No. 1 Effective Date (immediately prior to the incurrence of the Amendment No. 1 Term Loans on such date) is $125,000,000.

“Amendment No. 1 Term Lender” means each Lender with an Amendment No. 1 Term Commitment or an outstanding Amendment No. 1 Term Loan, including each Person identified as an “Amendment No. 1 Term Lender” on the Commitment Schedule set forth in Exhibit A-1 to Amendment No. 1.

“Amendment No. 1 Term Loans” means each of the Additional Term Loans funded on the Amendment No. 1 Effective Date.

“Amendment No. 1 Term Facility” means the amount of each Amendment No. 1 Term Lender’s commitment on the Amendment No. 1 Effective Date in respect of Amendment No. 1 Term Loans as set forth on Exhibit A-2 to Amendment No. 1. The amount of the Amendment No. 1 Term Facility is $125,000,000.

“Amendment No. 1” means that certain Amendment No. 2 to the Credit Agreement dated as of the Amendment No. 2 Effective Date.

“Amendment No. 2 Arranger” means JPMorgan.

“Amendment No. 2 Effective Date” means the date on which all conditions precedent set forth in Section 3 of Amendment No. 2 are satisfied.

“Amendment No. 2 Effective Date Transactions” has the meaning assigned to such term in Amendment No. 2.

“Amendment No. 2 Term Commitments” means, with respect to each Amendment No. 2 Term Lender, the commitment of such Amendment No. 2 Term Lender to make the Amendment No. 2 Term Loans hereunder on the Amendment No. 2 Effective Date, in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 2 Term Lender’s name on the Commitment Schedule set forth in Exhibit A to Amendment No. 2, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Amendment No. 2 Term Lenders’

Amendment No. 2 Term Commitments on the Amendment No. 2 Effective Date (immediately prior to the incurrence of the Amendment No. 2 Term Loans on such date) is $150,000,000.

“Amendment No. 2 Term Lender” means each Lender with an Amendment No. 2 Term Commitment or an outstanding Amendment No. 2 Term Loan, including each Person identified as an “Amendment No. 2 Term Lender” on the Commitment Schedule set forth in Exhibit A to Amendment No. 2.

“Amendment No. 2 Term Loans” means each of the Additional Term Loans funded on the Amendment No. 2 Effective Date.

“Amendment No. 2/3 Term Lender” means a Term Lender holding Amendment No. 2/3 Term Loans.

“Amendment No. 2/3 Term Loans” means each of the Amendment No. 2 Term Loans and Amendment No. 3 Term Loans.

“Amendment No. 2 Term Facility” means the amount of each Amendment No. 2 Term Lender’s commitment on the Amendment No. 2 Effective Date in respect of Amendment No. 2 Term Loans as set forth on Exhibit A to Amendment No. 2. The amount of the Amendment No. 2 Term Facility is $150,000,000.

“Amendment No. 3 Arrangers” means JPMorgan and KeyBanc Capital Markets LLC.

“Amendment No. 3 Effective Date” means the date on which all conditions precedent set forth in Section 3 of Amendment No. 3 are satisfied.

“Amendment No. 3 Effective Date Transactions” has the meaning assigned to such term in Amendment No. 3.

“Amendment No. 3 Term Commitments” means, with respect to each Amendment No. 3 Term Lender, the commitment of such Amendment No. 3 Term Lender to make the Amendment No. 3 Term Loans hereunder on the Amendment No. 3 Effective Date, in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 3 Term Lender’s name on the Commitment Schedule set forth in Exhibit A to Amendment No. 3, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Amendment No. 3 Term Lenders’ Amendment No. 3 Term Commitments on the Amendment No. 3 Effective Date (immediately prior to the incurrence of the Amendment No. 3 Term Loans on such date) is $200,000,000.

“Amendment No. 3 Term Lender” means each Lender with an Amendment No. 3 Term Commitment or an outstanding Amendment No. 3 Term Loan, including each Person identified as an “Amendment No. 3 Term Lender” on the Commitment Schedule set forth in Exhibit A to Amendment No. 3.

“Amendment No. 3 Term Loans” means each of the Additional Term Loans funded on the Amendment No. 3 Effective Date.

“Amendment No. 3 Term Facility” means the amount of each Amendment No. 3 Term Lender’s commitment on the Amendment No. 3 Effective Date in respect of Amendment No. 3 Term Loans as set forth on Exhibit A to Amendment No. 3. The amount of the Amendment No. 3 Term Facility is $200,000,000.

“Applicable Percentage” means, (a) with respect to any Term Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments under the applicable Class of all Term Lenders under such Class and (b) with respect to any Revolving Lender for any Class, the percentage of the Total Revolving Credit Commitment for such Class represented by such Lender’s Revolving Credit Commitment for such Class; provided that, when there is a Defaulting Lender, its Applicable Percentage shall be subject to adjustment pursuant to Section 2.20. In the case of clause (b), in the event the Revolving Credit Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving Lenders of such Class, giving effect to any assignments and to any adjustments pursuant to Section 2.20.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, the Applicable Rate set forth below based upon the First Lien Leverage Ratio:

First Lien Leverage Ratio	ABR Loan	LIBO Rate Loan
Category 1
Greater than 3.75:1.00	2.00%	3.00%
Category 2
Less than or equal to 3.75:1.00	1.75%	2.75%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that until the first Adjustment Date following the Fiscal Quarter ended March 31, 2019, the “Applicable Rate” shall be the applicable rate per annum set forth above in Category 1; provided, further, that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), the Applicable Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means JPMorgan, Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Macquarie Capital (USA) Inc. and Golub Capital LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction” approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of (x) $50,000,000 and (y) 35% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis; plus

(ii) the greater of (x) an amount equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount in this clause (x) shall not be less than zero), and (y) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow Not Otherwise Applied; plus

(iii) the amount of any capital contributions or other proceeds of issuances of Capital Stock (other than any amounts constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of issuances of Disqualified Capital Stock) received as Cash equity by the Borrower, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower as a capital contribution or in return for issuances of Capital Stock (other than any amounts constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of issuances of Disqualified Capital Stock), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower and/or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or a Subsidiary), which has been converted into or exchanged for Capital Stock of any Parent Company, the Borrower and/or any Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than the Borrower or any Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower and/or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with Cash returns, Cash profits, Cash distributions and similar Cash amounts, including Cash principal repayments of loans, in each case received in respect of any Investment made pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower and/or any Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to the Borrower and/or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) Specified Asset Sale Proceeds plus the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iv)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), plus (iv) the initial principal amount of any Indebtedness incurred pursuant to Section 6.01(ii), plus (v) the initial principal amount of any Liens incurred pursuant to Section 6.02(kk), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower), but excluding any Cure Amount, received by the Borrower after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock, and

(2) the sale (other than to any Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Capital Stock of the Borrower, in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the Closing Date between such Person and a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by such Person with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such arrangement is entered into: (i) commercial credit cards, (ii) stored value cards, (iii) purchasing cards, (iv) treasury management, check drawing and automated payment services (including, without limitation, depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management) and (v) any arrangements or services similar to any of the foregoing.

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a Banking Services Obligation for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of Holdings and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings or its subsidiaries or any entity that forms a part of the business of Holdings or any of its subsidiaries.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form as shall be reasonably acceptable to the Administrative Agent and the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to notices, determinations, fundings or payments in connection with the LIBO Rate or any LIBO Rate Loans, a day on which dealings in deposits in the applicable currency are also carried on in the London interbank market; provided with respect to any transaction in Euros (including notices with respect thereto), such date is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shares platform and which was launched on 19 November 2007 (TARGET 2) is open.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any demand or Deposit Account (for the avoidance of doubt, and in respect of any financial covenant or ratio, the amount thereof shall be determined in accordance with GAAP).

“Cash Equivalent Bank” has the meaning assigned to such term in the definition of “Cash Equivalents”.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentalities of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision thereof or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit, or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S., any state thereof or the District of Columbia that has capital and surplus of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”) or, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000 and (iii) has a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (f) solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clause (a) through (e) above issued, where relevant, by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

In the case of Investments by any Subsidiary that is not organized under the laws of the U.S., any state thereof or the District of Columbia, Cash Equivalents shall also include (x) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (f) and in this paragraph.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement). For purposes of this definition and Section 2.14, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Basel Committee on Banking Supervision pursuant to Basel III, after the Closing Date, shall be included (but solely for such increased costs that would have been included that they had been otherwise imposed under Section 2.14 and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities).

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; or

(b) the Borrower (or the Successor Person, if applicable) ceases to be a directly or indirectly Wholly-Owned Subsidiary of Holdings (or successor of Holdings or Successor Parent Company, if applicable).

“Charges” has the meaning assigned to such term in Section 9.19.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or other loans or commitments added pursuant to Sections 2.21, 2.22 or 9.02(c).

“Closing Date” means January 4, 2019, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, existing on the Closing Date or thereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents to secure the Secured Obligations.

“Collateral Documents” means, collectively, the U.S. Pledge and Security Agreement, the Mortgages, intellectual property security agreements, and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations pursuant to the terms hereof or any other Loan Document.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Subsidiaries.

“Commitment” means, with respect to each Lender, such Lender’s Term Commitment, Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, for each calendar quarter or portion thereof, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 4.00:1.00	0.50%
Category 2
Less than or equal to 4.00:1.00 but greater than 3.50:1.00	0.375%
Category 3
Less than or equal to 3.50:1.00	0.250%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that until the first Adjustment Date following the Fiscal Quarter ended March 31, 2019, the “Commitment Fee Rate” shall be the applicable rate per annum set forth above in Category 1; provided, further, that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Increase Lender” has the meaning assigned to such term in Section 2.21(g).

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xii), (xiv), (xv) and (xvi) below) the amounts of:

(i) consolidated interest expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder and to the administrative agent and/or the collateral agent under any Additional Credit Facility, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities, (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing and hedging agreements and (E) amortization of debt discounts or premiums);

(ii) Taxes paid (including pursuant to any Tax sharing arrangements) and provisions for Taxes of the Borrower and its Subsidiaries, including, in each case federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding, use and similar Taxes, including any penalties and interest, plus, without duplication, Tax Distributions paid or accrued during such period;

(iii) total depreciation and amortization expense;

(iv) other non-Cash charges or losses, including the excess of GAAP rent expense over actual Cash rent paid during such period due to the use of a straight line rent for GAAP purposes; provided that if any such non-Cash charge, loss or expense represents an accrual or reserve for potential Cash items in any future period, (A) the Borrower may determine not to add back such non-Cash charge, loss or expense in the current period and (B) to the extent the Borrower does decide to add back such non-Cash charge, loss or expense, the Cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in the period in which such payment is made;

(v) (A) Transaction Costs, (B) transaction fees, costs, expenses, charges, severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing (including any employer related taxes associated with any of the foregoing) incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated), including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions or (2) in connection with any Qualifying IPO (whether or not consummated) and (C) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve with respect thereto incurred pursuant to this clause (C), such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(vi) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties;

(vii) the amount of any portion of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries (A) to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement or (B) as permitted by Section 6.09(f);

(viii) the amount of any costs, charges, accruals, reserves or expenses in connection with a single or one-time event, including in connection with (A) any acquisition permitted hereunder after the Closing Date, (B) the consolidation or closing of facilities, branches or distribution centers or plants during such period, (C) the closure, consolidation or transfer of production lines and (D) any discretionary bonuses for hourly employees outside of the ordinary course of business;

(ix) the amount of any earn-out and contingent consideration obligations incurred or accrued in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.06 and paid or accrued during such applicable period and on similar acquisitions and Investments completed prior to the Closing Date;

(x) the amount of any expected cost savings, operating improvements and enhancements, operating expense reductions, product margin synergies and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, mergers or other business combinations, acquisitions, Investments, Dispositions or divestitures, operating improvements and enhancements, operating expense reductions, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions (in each case as determined on a pro forma basis as though such cost savings, operating improvements and enhancements, operating expense reductions, product margin synergies and other synergies had been realized on the first day of such period and as if such cost savings, operating improvements and enhancements, operating expense reductions, product margin synergies and other synergies were realized during the entirety of such period); provided that, with respect to clause (B) above, such cost savings, operating improvements and enhancements, operating expense reductions, product margin synergies and other synergies are reasonably projected by the Borrower to result from actions either taken or expected to be taken within 24 months of the event giving rise thereto or the consummation of such transaction;

(xi) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, branches or distribution centers, and plants (without duplication of amounts in clause (viii) above), the closure, consolidation or transfer of production lines between facilities (without duplications of amounts in clause (viii) above) and curtailments, costs related to entry into new markets, consulting and other professional fees, signing costs and bonuses, retention or completion bonuses, executive recruiting costs, relocation expenses, severance payments, modifications to, or losses on settlement of, pension and post-retirement employee benefit plans, new systems design and implementation costs, project startup costs and other expenses relating to the realization of synergies from the Transactions);

(xii) to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xiii) unrealized and realized net losses in the fair market value of any arrangements under Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, arrangements under Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(xiv) Cash actually received (or any netting arrangements resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) other add-backs and adjustments reflected in the management model for 2018/2019 (as adjusted for changes reasonably agreed with the Arrangers), quality of earnings report (the “QofE”) delivered to the Arrangers on or around May 10, 2018 (as adjusted for changes reasonably agreed with the Arrangers) and the Projections;

(xvi) with respect to investments in any Person (other than a subsidiary of the Borrower), net gains during such period to the extent received in Cash or Cash Equivalents during such period (and not otherwise included in Consolidated Net Income); and

(xvii) adjustments consistent with Regulation S-X or pro forma adjustments set forth in any quality of earnings analysis and/or evidenced by or contained in a due diligence quality of earnings report prepared with respect to the target of a Permitted Acquisition or similar other permitted Investments prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable); and

minus (c) to the extent such amounts increase Consolidated Net Income:

(i) other non-Cash gains, including deductions for the excess of actual Cash rent paid over GAAP rent expense during such period due to the use of a straight line rent for GAAP purposes, but excluding gains or benefits related to accounts receivable, the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Net Income in any prior period and any items for which cash was received in a prior period; provided that if any non-Cash gain or income relates to potential Cash items in any future periods, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized and realized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(C) above to the extent such reimbursement amounts were not received within the time period required by such clause;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above to the extent such business interruption proceeds were not received within the time period required by such clause; and

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the Cash payment in respect thereof in such future period.

Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Interest Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio for any period that includes the Fiscal Quarter ended on December 31, 2017, the Fiscal Quarter ended on March 31, 2018, the Fiscal Quarter ended on June 30, 2018, the Fiscal Quarter ended on September 30, 2018 (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on December 31, 2017 shall be deemed to be $35,300,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on March 31, 2018 shall be deemed to be $39,900,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on June 30, 2018 shall be deemed to be $37,400,000, and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on September 30, 2018 shall be deemed to be $36,200,000 in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (x)(B) above and sections relating to pro forma adjustments for the applicable Test Period. For the avoidance of doubt, Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments

“Consolidated Cash Interest Expense” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including the interest component under capitalized leases, but excluding, to the extent included in interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Hedge Agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments, and any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.05, the issuance of Capital Stock or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), and (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP minus (b) cash interest income of the Borrower and its Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated First Lien Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is not subordinated in right of payment to the Obligations and that is secured by a first priority Lien on the Collateral.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) the income (or loss) of any Person (other than a Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, except, with respect to any income, to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash (or to the extent converted into Cash) to the Subject Person or any of its Subsidiaries by such Person during such period; provided that, if such dividends or distributions exceed the amount of income in the current accounting period, and income relating to a historical period was excluded due to a lack of dividends or distributions, such dividends or distributions can be recognized to the extent income was excluded from Consolidated Net Income in a prior period,

(b) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to asset Dispositions (including asset retirement costs) or returned surplus assets of any Pension Plan, in each case outside of the ordinary course of business,

(c) gains, income, losses, expenses or charges from (i) extraordinary items and (ii) nonrecurring or unusual items (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements),

(d) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness and any net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness),

(e) any net gains, charges or losses with respect to (i) disposed, abandoned and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities on the disposal of such disposed, abandoned and discontinued operations and (ii) facilities, plants, stores or distribution centers that have been closed during such period,

(f) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness,

(g) (i) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Subject Person, in each case, to the extent that (in the case of any Cash charges, costs and expenses) such charges, costs or expenses are funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person,

(h) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies,

(i) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets,

(j) (i) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its Subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, leases and debt line items thereof) resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes in accounting principles, and

(k) solely for the purpose of determining the Available Amount, the net income for such period of any Subsidiary (other than any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in Cash (or to the extent converted into Cash) to Subject Person or a Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is not subordinated in right of payment to the Obligations and that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person and its Subsidiaries at such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness described in clauses (a) (b), (c) and (d) of the definition of “Indebtedness” of the Borrower and its Subsidiaries (excluding, with respect to clause (d), any potential Indebtedness as a result of an earn-out obligation or potential purchase price adjustment).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of (i) the making of a Revolving Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any time, the consolidated current assets (other than Cash, the current portion of current and deferred Taxes based on net income, profits or capital, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees, derivative financial instruments, Cash Equivalents and insurance claims) of the Borrower and its Subsidiaries.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense, (d) the current portion of any Capital Leases, (e) the current portion of current and deferred Taxes based on net income, profits or capital, (f) liabilities in respect of unpaid earn-outs and other contingent consideration obligations, (g) the current portion of any other long-term liabilities, (h) accruals relating to restructuring reserves; (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements and (k) liabilities related to Restricted Payments declared but not yet paid.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or its Subsidiaries has the right to make any investment decisions.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would (unless cured or waived) become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan or to fund its participation in a Letter of Credit required to be made or funded by it hereunder, in each case, within one Business Day in the case of the making of a Loan and three Business Days of the date such other obligation arose or such Letter of Credit, (b) notified the Administrative Agent, any Issuing Bank or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit generally, (c) failed, within three Business Days after the request of Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) on or after the Closing Date, become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) on or after the Closing Date, become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or (f) become the subject of a Bail-in Action, unless in the case of any Revolving Lender subject to clauses (d) or (e) above, the Borrower, the Administrative Agent and each Issuing Bank shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower, the Administrative Agent and each Issuing Bank), to continue to perform its obligations as a Revolving Lender hereunder; provided that a Revolving Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation

(which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Loans (other than Term Loans), (b) all unreimbursed drawings under Letters of Credit and (c) accrued and unpaid fees under the Loan Documents.

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (iii) contains any mandatory repurchase obligation which may come into effect prior to the Termination Date or (iv) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, Qualifying IPO or a Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (i) through (iv) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to, in the case of clauses (i), (ii) and (iv) above, the date that is 91 days following the Latest Maturity Date and, in the case of clause (iii) above, prior to the Termination Date, shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) any Person identified to the Administrative Agent in writing on or prior to August 13, 2018, (ii) any other Person identified by name in writing to (x) the Arranger between August 13, 2018 and the Closing Date or (y) to the Administrative Agent after the Closing Date to the extent such Person is or becomes a competitor or is or becomes an Affiliate of a competitor of Holdings or its subsidiaries, which designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and (iii) any reasonably identifiable Affiliate of any Person referred to in clauses (i) or (ii) above; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or Affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries). Upon the reasonable request of any Lender to the Administrative Agent, the Administrative Agent shall (i) disclose the list of Disqualified Institution to such Lender and (ii) disclose (through such Lender) the list of Disqualified Institutions to a potential assignee or participant for purpose of determining whether a specified potential assignee or prospective participant is a Disqualified Institution, subject to the provisions of Section 9.13.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary (a) substantially all of the assets of which consist of Capital Stock (which for this purpose includes any instrument treated as Capital Stock for U.S. federal income tax purposes) of one or more Foreign Subsidiaries or any other Subsidiary that is itself a Disregarded Domestic Subsidiary or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity (which for this purpose includes any instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries or Disregarded Domestic Subsidiaries.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate in its sole reasonable discretion.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by an Affiliated Lender or a Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Term Loans (or any Additional Term Loans, which for purposes of this definition, shall be deemed to be Term Loans (and the holders thereof, Lenders)) in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days shall have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days shall have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $1,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Auction Amount”), (ii) specify the discount to par, which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction, that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loans on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the date specified in such Auction Notice (or such later date as the Auction Party may agree to extend with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is specified in the Auction Notice) (the “Reply Amount”). A Lender may avoid the minimum amount condition specified in clause (ii) of the preceding sentence solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Term Loans. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the Dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii)

complete the Auction at an Applicable Price equal to the highest Reply Price sufficient to complete a purchase of the entire Auction Amount. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.0%, when compared to an Applicable Price of $100 with a 2.0% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of a Lender, (d) an Approved Fund of a Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g) (including with respect to Debt Fund Affiliates), Holdings or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal, provincial, municipal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) pollution or protection of the environment, including any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b)

the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or a determination that a Pension Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability on the Borrower or any of its Subsidiaries pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, a determination that a Multiemployer Plan is in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower or any of its Subsidiaries of fines, penalties, excise taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; or (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of a Fiscal Year, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus

(ii) the amount of all non-Cash charges or expenses (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any non-Cash charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any such Subsidiary, in each case by the Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification), (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (E) any non-Cash impact being imputed to the calculation of Excess Cash Flow as a result of the Consolidated Working Capital movements associated with adjustments made in clauses (c), (d), and (h) of the definition of Consolidated Net Income), plus

(iv) the aggregate net amount of any non-Cash loss on Dispositions of property by the Borrower and its Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted or excluded in arriving at such Consolidated Net Income, plus

(v) to the extent deducted, or not included in arriving at such Consolidated Net Income, (A) increases in non-current deferred revenue, (B) increases in accruals for future lease payments in respect of closed branches plus accretion thereof, (C) increases in non-current GAAP rent equalization liabilities, (D) increases in deferred landlord allowances and (E) accretion of asset retirement obligations recorded in accordance with GAAP, plus

(vi) Cash income or gain (actually received in Cash) of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof (other than in respect of sales or dispositions to the extent the Borrower is permitted to reinvest such proceeds or is required to prepay the Loan with such proceeds, in each case, pursuant to Section 2.10(b)(ii)), plus

(vii) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b) below, minus,

(b) the sum, without duplication, of the amounts for such period of the following:

(i) the amount of (A) all non-Cash credits, gains and income included in arriving at such Consolidated Net Income (including non-Cash gains on bargain purchases and excluding any such credit, gain or income representing the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Net Income in any prior period) and (B) all Cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(ii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate amount actually paid by the Borrower and its Subsidiaries in Cash during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) on account of capital expenditures, purchases of intangible assets, spending associated with construction in progress and payments in respect of the exercise of purchase options under operating leases (excluding the principal amount of Indebtedness, other than revolving Indebtedness, incurred to finance such capital expenditures), plus

(iii) the aggregate amount of all principal payments and purchases of Indebtedness of the Borrower and its Subsidiaries (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.09 of this Agreement (or any equivalent provision in any Refinancing Indebtedness) and voluntary prepayments of Term Loans pursuant to Section 2.10(a) of this Agreement (or any equivalent provision in any Refinancing Indebtedness) (other than prepayments of loans deducted pursuant to clause (B) of Section 2.10(b)(i) of this Agreement), (B) the principal component of payments in respect of Capital Leases, (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.10(b)(ii) of this Agreement (or any equivalent provision in any Refinancing Indebtedness), in each case, with the Net Proceeds of a Prepayment Asset Sale to the extent required due to a Disposition that resulted in an increase in Consolidated Net Income and not in excess of the amount of such increase and (D) purchases of Term Loans by the Borrower and its Subsidiaries pursuant to Section 9.05(g) of this Agreement (or any equivalent provisions in any Refinancing Indebtedness), in each case, limited to the aggregate amount actually paid in Cash, but excluding (1) all other prepayments of Term Loans and (2) all repayments of any revolving credit facility or arrangements (except to the extent there is an equivalent permanent reduction in commitments thereunder)) made during such period, except, in each case, to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(iv) increases in Consolidated Working Capital for such period (other than any such increases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any such Subsidiary, in each case by the Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification), (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (E) any non-Cash impact being imputed to the calculation of Excess Cash Flow as a result of the Consolidated Working Capital movements associated with adjustments made in clauses (c), (d), and (h) of the definition of Consolidated Net Income), plus

(v) to the extent included, or not deducted in arriving at such Consolidated Net Income, the aggregate consideration actually paid in Cash by the Borrower or any of its Subsidiaries during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) with respect to Investments permitted under Section 6.06 (and not financed with long-term Indebtedness (other than revolving Indebtedness)) (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrower or any of its Subsidiaries), plus

(vi) to the extent included, or not deducted in arriving at such Consolidated Net Income, (A) decreases in non-current deferred revenue, (B) decreases in accruals for future lease payments made in respect of closed branches, (C) decreases in non-current GAAP rent equalization liabilities, (D) decreases in deferred landlord allowances and (E) amounts paid with respect to asset retirement obligations, plus

(vii) any required up-front Cash payments in respect of Hedge Agreements to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income, plus

(viii) the amount of Restricted Payments made in Cash during such period other than Restricted Payments described in clause (a)(iv) of Section 6.04 except, in each case, to the extent financed with long term Indebtedness (other than revolving Indebtedness), plus

(ix) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower, the aggregate consideration (including earn-outs) required to be paid in Cash by the Borrower or its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, cash bonuses payable to its directors, officers, employees and consultants, acquisitions or Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrower or any of its Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, cash bonuses payable to its directors, officers, employees and consultants, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x) the amount of Cash Taxes and Tax Distributions pursuant to Section 6.04(a)(ii) paid in such period (and Tax and Tax Distribution reserves set aside and payable or reasonably estimated to be payable within the four consecutive Fiscal Quarters following such period) to the extent such Taxes and Tax Distributions exceed the amount of Tax and Tax Distribution expense deducted in arriving at Consolidated Net Income for such period; provided that, to the extent the aggregate amount of Tax and Tax Distribution reserves set aside and actually paid during such subsequent four consecutive Fiscal Quarters is less than such amount of Tax and Tax Distribution reserves set aside, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(xi) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Borrower and its Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness); plus

(xii) any amounts paid in Cash during such period in respect of transactions pursuant to the Sponsor Management Agreement and/or all indemnities and expenses owed to the parties to the Sponsor Management Agreement and their respective directors, officers, members of management, managers, employees and consultants.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Information” means information regarding the Borrower, the Sponsor or their respective Affiliates that may be material to a decision made by a Lender to participate in any assignment to an Affiliated Lender, including any information which is (a) not publicly available, (b) material with respect to Holdings, the Borrower and their respective subsidiaries or their respective securities for purposes of U.S. federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings, the Borrower or any of their respective subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by law, regulation or contractual obligations from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Loan Guaranty, (d) any not-for-profit Subsidiary, (e) any Captive Insurance Subsidiaries, (f) any special purpose entities used for securitization facilities, (g) any Disregarded Domestic Subsidiary, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or Disregarded Domestic Subsidiary, (i) any subsidiary for which the provision of a Loan Guaranty would result in material adverse tax consequences (as reasonably determined by the Borrower), (j) any Foreign Subsidiary, (k) any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted herein that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent such secured Indebtedness prohibits such subsidiary from becoming a Guarantor and (l) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty shall outweigh the benefits to be afforded thereby.

“Excluded Hedging Obligation” means, with respect to any Loan Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a Lien to secure, such Hedging Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation; provided, that with the written consent of the Administrative Agent and the Borrower, a given Excluded Hedging Obligation (determined as provided above without regard to this proviso) may be excluded from this definition. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits taxes, in each case, (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any obligation of the Borrower or any Loan Party hereunder pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the obligation (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Tax imposed as a result of a failure by the Administrative Agent, a Lender or an Issuing Bank to comply with Section 2.16(f) and (d) any withholding tax under FATCA.

“Existing Notes” means the 7.625% Second Lien Secured Senior Notes of the Borrower issued pursuant to that certain Indenture, dated as of August 7, 2012, among the Borrower (formerly known as Universal Hospital Services, Inc.), Agiliti Surgical, Inc. (formerly known as UHS Surgical Services, Inc.) and Wells Fargo Bank, National Association, as trustee, (as amended, restated or supplemented or otherwise modified prior to the date hereof).

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(a)(iii).

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements and fiscal or regulatory legislation, rules or official interpretations adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purpose of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of September 4, 2018, by and among the Umpire Cash Merger Sub, Inc., JPMorgan, Citigroup Global Markets Inc., Keybank National Association, KeyBanc Capital Markets Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC and Golub Capital LLC.

“Financial Officer” of any Person means the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or any officer with substantially equivalent responsibilities of any of the foregoing.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning assigned to such term in Section 5.01(h).

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the Test Period then most recently ended for which financial statements are available.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to a customary intercreditor agreement having terms to be reasonably agreed between the Administrative Agent and the Borrower, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.

“Fixed Amounts” has the meaning assigned to such term in Section 1.09(b).

“Fixed Dollar Incremental Amount” has the meaning assigned to such term in Section 2.21(a).

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(vi).

“Funding Date” means the earliest to occur of (i) the date that is forty-five (45) days after the Closing Date, (ii) the date on which the Term Commitments are reduced to $0 pursuant to Section 2.08 and (iii) the date on which all Term Commitments then outstanding have been funded pursuant to Section 2.01.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means any federal, state, municipal, national, provincial or other government, governmental department, commission, board, bureau, court, central bank, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state, province or locality of the U.S., the U.S. or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, the exposure to, or Release of, which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority due to its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“IBA” has the meaning assigned to such term in Section 1.12.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrower (a) having Consolidated Total Assets in an amount of less than 5.0 % of Consolidated Total Assets of the Borrower and (b) contributing less than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries, in each case, for the most recently ended Test Period for which financial statements are available; provided that the Consolidated Total Assets (as so determined) and revenues (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets of the Borrower or 5.0% of the consolidated revenues of the Borrower for the relevant Test Period, as the case may be.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Incremental Cap” has the meaning assigned to such term in Section 2.21(a).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(x).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.09(b).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings (except to the extent the relevant reimbursement obligations relate to trade payables and are satisfied within 20 days following the incurrence thereof); (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder. For the avoidance of doubt, Indebtedness shall exclude ordinary course intercompany payables among the Borrower and its subsidiaries.

“Indemnified Taxes” means (i) Taxes other than Excluded Taxes and (ii) to the extent not otherwise described in (i), Other Taxes, in each case imposed on or in respect of any payment made by a Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum, dated October, 2018, relating to the Borrower and the Transactions.

“Initial Term Loan” means the Loans made pursuant to Section 2.01 on the Funding Date.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Cash Interest Expense for such Test Period.

“Interest Election Request” means a request by the Borrower in the form of Exhibit G hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Revolving Credit Maturity Date or the maturity date applicable to such Loan, commitment or Additional Commitment and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means (a) any purchase or other acquisition by a Person or any of its subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or a Subsidiary Guarantor), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person and (c) any loan, advance (other than (i) advances to current or former employees, officers, directors, members of management, managers, consultants or independent contractors of the Borrower or its Subsidiaries or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and (ii) advances made on an intercompany basis in the ordinary course of business for the purchase of inventory) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Subsidiary Guarantor). Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Investors” means (i) THL, (ii) officers, directors, employees and other members of the management of the Borrower to the extent they have rolled over their equity interests on the Closing Date and (iii) certain other third party investors identified to the Administrative Agent in writing on or prior to the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) (i) JPMorgan, (ii) Citibank, N.A., (iii) Keybank National Association, (iv) Barclays Bank PLC and (v) Deutsche Bank AG New York Branch and (c) any other Revolving Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees to become an Issuing Bank in accordance with Section 2.05(i); provided that the amounts set forth opposite such Issuing Bank’s name on Schedule 1.01(a) shall be correspondingly reduced on a ratable basis by the amount of the Letter of Credit Sublimit allocated to such new Issuing Bank (in each case, unless otherwise agreed by the respective Issuing Bank and the Borrower); provided, further, that each Issuing Bank and its respective Affiliate’s share of the Letter of Credit Sublimit shall not exceed the amount set forth opposite such Issuing Bank’s name on Schedule 1.01(a) (as such Schedule may be amended upon the request of the Borrower and the consent of any Issuing Bank, in its sole discretion, to increase its respective commitment of Letters of Credit). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Revolving Credit Commitment or Additional Commitment.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving loan commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Commitment.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term loan commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Additional Term Loan or any Additional Term Commitment.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate then available Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“LCT Election” has the meaning assigned to such term in Section 1.09(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and, as the context requires, includes each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.01(a).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed the Dollar Equivalent of $25,000,000.

“LIBOR Discontinuance Event” means any of the following:

(a) an interest rate is not ascertainable pursuant to the provisions of the definition of “LIBO Rate” and the inability to ascertain such rate is unlikely to be temporary;

(b) the regulatory supervisor for the administrator of the LIBOR Screen Rate, the central bank for the currency of LIBOR, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, has made a public statement, or published information, stating that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely on a specific date, provided that, at that time, there is no successor administrator that will continue to provide LIBOR; or

(c) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at that time, there is no successor administrator that will continue to provide LIBOR (the date of determination or such specific date in the foregoing clauses (a)-(c), the “Scheduled Unavailability Date”).

“LIBOR Discontinuance Event Time” means, with respect to any LIBOR Discontinuance Event, (i) in the case of an event under clause (a) of such definition, the Business Day immediately following the date of determination that such interest rate is not ascertainable and such result is unlikely to be temporary and (ii) for purposes of an event under clause (b) or (c) of such definition, on the date on which LIBOR ceases to be provided by the administrator of LIBOR or is not permitted to be used (or if such statement or information is of a prospective cessation or prohibition, the 90th day prior to the date of such cessation or prohibition (or if such prospective cessation or prohibition is fewer than 90 days later, the date of such statement or announcement)).

“LIBO Rate” means, with respect to any LIBO Rate Loan/Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time (or in the case of Euro Brussels time), two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

If at any time (i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) or (ii) the Borrower or Required Lenders notify the Administrative Agent in writing (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined that a LIBOR Discontinuance Event has occurred, then, at or promptly after the LIBOR Discontinuance Event Time, the Administrative Agent and Borrower shall endeavor to establish an alternate benchmark rate to replace the LIBO Rate under this Agreement, together with any spread or adjustment to be applied to such alternate benchmark rate to account for the effects of transition from LIBOR to such alternate benchmark rate, giving due consideration to the then prevailing market convention for determining a rate of interest (including the application of a spread and the making of other appropriate adjustments to such alternate benchmark rate and this Agreement to account for the effects of transition from LIBOR to such replacement benchmark, including any changes necessary to reflect the available interest periods and timing for determining such alternate benchmark rate) for syndicated leveraged loans of this type in the United States at such time and any recommendations (if any) therefor by a Relevant Governmental Sponsor, provided that any such alternate benchmark rate and adjustments shall be required to be commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) (any such rate, the “Successor LIBOR Rate”).

After such determination that a LIBOR Discontinuance Event has occurred, promptly following the LIBOR Discontinuance Event Time, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such Successor LIBOR Rate and such other related changes to this Agreement as may be necessary or appropriate, as the Administrative Agent may determine in good faith (which determination shall be conclusive absent manifest error) with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to implement and give effect to the Successor LIBOR Rate under this Agreement and, notwithstanding anything to the contrary in Section 9.01, such amendment shall become effective for each Class of Loans and Lenders without any further action or consent of any other party to this Agreement on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment; provided, that if a Successor LIBOR Rate has not been established pursuant to the foregoing, at the option of the Borrower, the Borrower and the Required Lenders may select a different Successor LIBOR Rate that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Required

Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such Successor LIBOR Rate and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.01, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that if no Successor LIBOR Rate has been determined pursuant to the foregoing and a Scheduled Unavailability Date (as defined in the definition of LIBOR Discontinuance Event) has occurred, the Administrative Agent will promptly so notify the Borrower and each Lender and thereafter, until such Successor LIBOR Rate has been determined pursuant to this paragraph, (i) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) all outstanding Borrowings shall be converted to an ABR Borrowing until a Successor LIBOR Rate has been chosen pursuant to this paragraph. Notwithstanding anything else herein, any definition of Successor LIBOR Rate shall provide that in no event shall such Successor LIBOR Rate be less than zero (or solely in the case of Amendment No. 2/3 Term Loans, 0.75% per annum) for purposes of this Agreement.

“LIBO Rate Loan/Borrowing” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Rate Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration, or in the case of Euro, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01, LIBOR02 or EURIBOR01, as applicable, of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero , such rate shall be deemed to zero for the purposes of this Agreement; provided further that solely with respect to Amendment No. 2/3 Term Loans, if the LIBO Screen Rate as so determined would be less than 0.75% per annum, such rate shall be deemed to be 0.75% per annum for the purposes of this Agreement.

“LIBOR” means the London Interbank Offered Rate (or a comparable or successor rate which rate is approved by the Administrative Agent) set by ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Borrower or one or more Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” means (i) a Limited Condition Acquisition, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and/or (iii) any dividends or distributions on, or redemptions of, any Parent Company’s or

Holdings’ equity requiring irrevocable notice in advance thereof.

“Loan Documents” means this Agreement, any Promissory Notes, the Collateral Documents, Amendment No. 1, Amendment No. ~~2~~2, Amendment No. 3 and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower with respect to its own direct obligations)).

“Loan Guaranty” means the guaranty set forth in Article 10.

“Loan Installment Date” has the meaning assigned to such term in Section 2.09(a).

“Loan Parties” means (i) Holdings, (ii) the Borrower, (iii) each Subsidiary Guarantor and (iv) any other Person who becomes a party to this Agreement or any other Loan Document as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means any Term Loan, any Revolving Loan or any Additional Term Loan or Additional Revolving Loan.

“London Banking Day” means any day on which dealings in Dollar or other Alternative Currency deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) on the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Borrower and the Loan Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset owned by any Loan Party as of the Closing Date having a fair market value (as reasonably estimated by the Borrower) in excess of $10,000,000 as of such date,(b) any fee-owned Real Estate Asset owned or acquired by any Loan Party after the Closing Date having a fair market value (as reasonably estimated by the Borrower) in excess of $10,000,000 as of the date of acquisition thereof and (c) any fee-owned Real Estate Asset owned by any Loan Party which would require flood insurance.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Maximum Tender Condition” has the meaning assigned to such term in Section 2.23(b).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.22(b).

“Minimum Tender Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other Material Real Estate Asset and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other relevant Secured Parties, on any Material Real Estate Assets (it being understood and agreed that any requirement for Mortgages shall be subject to the provisions of Section 5.12 and the applicable provisions of Section 2.01 of the U.S. Pledge and Security Agreement).

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions and with respect to which any of them has an ongoing obligation.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, and commencing with the Fiscal Quarter ended March 31, 2020, corresponding figures from the Financial Plan for the applicable Fiscal Year.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or such Subsidiary in respect thereof, (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid (or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such loss, taking or sale and is repaid) under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes and Tax Distributions paid or payable (including pursuant to Tax sharing arrangements in connection with such sale)) in connection with any sale of such assets as referred to in clause (a) of this definition and (v) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including Tax Distributions and including pursuant to Tax sharing arrangements) in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such Disposition and is repaid (other than any such Indebtedness assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes (including Tax Distributions) and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Non-Debt Fund Affiliate” means the Sponsor and any Affiliate of the Sponsor other than any Debt Fund Affiliate.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount was not (a) required to be applied to mandatorily prepay the Loans pursuant to Section 2.10(b)(i) or (b) previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan, any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, existing on the Closing Date or thereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official (to the extent relevant and available in the jurisdiction of organization of the relevant Loan Party).

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.10(b)(ii).

“Other Connection Taxes” means Taxes imposed on any recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBO Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Participating Member State” means each state so described in any EMU Legislation.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the

Code or Section 302 of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of or any business line, unit, or division or any plant of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in a Subsidiary which serves to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary), or any acquisition of or Investment in any joint venture; provided that on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result from the execution of such agreement.

“Permitted Debt Exchange” has the meaning specified in Section 2.23(a).

“Permitted Debt Exchange Notes” has the meaning specified in Section 2.23(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.23(a).

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investor or Investors beneficially own more than 50.0% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Subsidiaries made pursuant to Section 6.07(h), Section 6.07(j), Section 6.07(o), Section 6.07(q) and Section 6.07(r) (to the extent provided therein).

“Prepayment Notice” means a notice by the Borrower of a prepayment in accordance with Section 2.10 and in substantially the form attached hereto as Exhibit J or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest in effect for such day as published by The Wall Street Journal as the “U.S. Prime Lending Rate”; provided that if the Prime Rate is negative, it shall be deemed to be 0%. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Forma Basis” or “pro forma effect” means with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a Disposition of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any of its Subsidiaries or any designation of a subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, Investment or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, shall be included, (b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Subsidiary may designate and (d) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Disposition of any business line, unit or division included in calculating Consolidated Total Assets described in the definition of Subject Transaction; provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable.

In the case of any calculation of the Interest Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Net Income or Consolidated Total Assets for any of the events described above that occur prior to the date on which first financial statements after the Closing Date have been (or are required to be) delivered pursuant to Section 5.01(a) or (b), such calculations to be made on a “Pro Forma Basis” shall use the financial statements with respect to the Borrower for the Fiscal Quarter ended on September 30, 2018.

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Hedging Obligation is incurred or such other person as constitutes an “ECP” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “ECP” at such time by entering into a keepwell under Section

1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of the issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of the issuance or incurrence thereof and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (D) below) and (D) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities; provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying IPO” means the issuance and sale by a Borrower or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least $30,000,000 are received by or contributed to the Borrower.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) in and to real property (including, but not limited to, land, improvements and fixtures thereon) of any Loan Party.

“Refinancing” has the meaning assigned to such term in Section 4.01(n).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(o).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Release Provisions” has the meaning assigned to such term in Article 8.

“Relevant Governmental Sponsor” means any central bank, reserve bank, monetary authority or similar institution (including any committee or working group sponsored thereby) which shall have selected, endorsed or recommended a replacement rate, including relevant additional spreads or other adjustments, for LIBOR.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, or replacement of all or a portion of the Amendment No. 2/3 Term Loans substantially concurrently with the proceeds of any Indebtedness incurred by the Borrower or any of its Subsidiaries (including any Replacement Term Loans) having an effective interest rate (to be calculated in a manner consistent with the second proviso to Section 2.21(a)(v)) that is less than the effective interest rate (to be calculated on the same basis) applicable to such Amendment No. 2/3 Term Loans so prepaid, repaid, refinanced or replaced and the proceeds of which are used to prepay, repay, refinance or replace such Amendment No. 2/3 Term Loans and (b) any amendment to this Agreement that would have the effect of reducing the effective interest rate (to be calculated on the same basis as set forth in preceding clause (a)) of, the Amendment No. 2/3 Term Loans; provided that the primary purpose of such prepayment, repayment, refinancing, replacement or amendment was to reduce the effective interest rate of the Amendment No. 2/3 Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, replacement or amendment in connection with a Change of Control, Qualifying IPO or significant acquisition constitute a Repricing Transaction. Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision).

“Required Lenders” means, at any time, Lenders having Loans, LC Exposure, unused Revolving Credit Commitments and unused Additional Commitments representing more than 50.0% of the sum of the total such Loans, LC Exposure and such unused Revolving Credit Commitments and unused Additional Commitments at such time; provided that each Lender shall be deemed to “have” LC Exposure in an amount equal to such Lender’s risk participation and funded participation therein hereunder.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, LC Exposure, Additional Revolving Loans, unused Revolving Credit Commitments and unused Additional Revolving Commitments representing more than 50.0% of the sum of the total such Revolving Loans, LC Exposure, Additional Revolving Loans and such unused Revolving Credit Commitments and unused Additional Revolving Commitments at such time; provided that each Lender shall be deemed to “have” LC Exposure in an amount equal to such Lender’s risk participation and funded participation therein hereunder.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, executive vice president, any senior vice president, any vice president, the chief operating officer or any Financial Officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv).

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of such Person now or hereafter outstanding,

except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of such Person now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of such Person now or hereafter outstanding.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reuters” has the meaning assigned to such term in the definition of “Dollar Equivalent”.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08, Section 2.10, Section 2.18 or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to an Incremental Revolving Facility. The aggregate amount of the Lenders’ Revolving Credit Commitments on the Closing Date was $150,000,000. The aggregate amount of the Lenders’ Revolving Credit Commitments on the Amendment No. 1 Effective Date is $190,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the aggregate outstanding principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus the aggregate amount at such time of such Revolving Lender’s LC Exposure.

“Revolving Credit Maturity Date” means January 4, 2024.

“Revolving Facility” means the Revolving Loans and Revolving Credit Commitments provided to or for the benefit of, and the Letters of Credit issued for the account of, the Borrower pursuant to the terms of this Agreement.

“Revolving Facility Test Condition” means, as of any date of determination, that the aggregate principal amount of all outstanding Revolving Loans and the aggregate principal amount of all drawn Letters of Credit exceeds 35% of the Total Revolving Credit Commitment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment or an Additional Revolving Commitment or an outstanding Revolving Loan or Additional Revolving Loan.

“Revolving Loans” means the revolving Loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“SEC” means the Securities and Exchange Commission.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the Closing Date between the Borrower or any other Loan Party and a counterparty that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date between the Borrower or any other Loan Party and any counterparty that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedge Agreement is entered into, for which the Borrower or such Loan Party agrees to provide security, in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and Section 9.10 as if it were a Lender; provided that Secured Hedging Obligations shall not include Excluded Hedging Obligations.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Secured Obligations shall not include Excluded Hedging Obligations.

“Secured Parties” has the meaning assigned to such term in the U.S. Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement Joinder Agreement” has the meaning assigned to such term in the U.S. Pledge and Security Agreement.

“Senior Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Senior Secured Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the Test Period then most recently ended for which financial statements are available.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of the Borrower, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its applicable Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement in accordance with Section 8.1(b) of the Acquisition

Agreement or decline to consummate the Acquisition in accordance with Section 6.2(a) of the Acquisition Agreement, in each case as a result of the breach of such representations in the Acquisition Agreement.

“Specified Asset Sale Proceeds” means the aggregate amount of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that are not required to be applied to prepay Term Loans pursuant to Section 2.10(b).

“Specified Representations” mean the representations and warranties set forth in Sections 3.01(a) (as it relates to organizational existence of the Loan Parties), 3.02, 3.03(b)(i), 3.08, 3.12, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.16 and 3.17(b)(ii) and, solely with respect to use of the proceeds of the Loans and Letters of Credit, 3.17(a) and (c).

“Sponsor” means THL.

“Sponsor Management Agreement” means one or more management, consulting, expense reimbursement or similar agreements among either Sponsor, other holders of Capital Stock (and their Affiliates), Holdings, the Borrower (and/or any Parent Company) (including that certain Advisory Services Agreement dated as of the Closing Date, by and among the Sponsor, Holdings and the Borrower), as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that such agreements and any such amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification thereto does not increase the aggregate amount of fees or similar compensation payable thereunder as of the Closing Date.

“Stated Amount” means, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments not prohibited by this Agreement, (c) any Disposition of all or substantially all of the assets or stock of a subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) not prohibited by this Agreement, (d) the designation of a subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary in accordance with Section 5.10 hereof or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be determined on a Pro Forma Basis.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations (other than Indebtedness among any of the Loan Parties and their respective subsidiaries).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means (x) on the Closing Date, each wholly-owned Subsidiary of the Borrower (other than any Excluded Subsidiary) and (y) thereafter, each wholly-owned Subsidiary of the Borrower (other than any Excluded Subsidiary) that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Parent Company” has the meaning assigned to such term in Section 6.14(d).

“Successor Person” has the meaning assigned to such term in Section 6.07(a).

“Tax Distribution” means for any taxable period for which the Borrower is a member of a consolidated, combined, unitary or similar tax group for U.S. federal and/or applicable state or local or foreign tax purposes of which such Parent Company is the common parent, payments to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the income of the Borrower and/or any subsidiary of Borrower.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Commitments on the Closing Date (immediately prior to the incurrence of Term Loans on such date) was $660,000,000, the aggregate amount of the Amendment No. 1 Term Lenders’ Amendment No. 1 Term Commitments on the Amendment No. 1 Effective Date (immediately prior to the incurrence of the Amendment No. 1 Term Loans on such date) was $125,000,000 ~~and~~, the aggregate amount of the Amendment No. 2 Term Lenders’ Amendment No. 2 Term Commitments on the Amendment No. 2 Effective Date (immediately prior to the incurrence of the Amendment No. 2 Term Loans on such date) ~~is~~was $150,000,000 and the aggregate amount of the Amendment No. 3 Term Lenders’ Amendment No. 3 Term Commitments on the Amendment

No. 3 Effective Date (immediately prior to the incurrence of the Amendment No. 3 Term Loans on such date) is $200,000,000. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of (x) the making of the Amendment No. 2 Term Loans on the Amendment No. 2 Effective Date, the Amendment No. 2 Term Loans are included in each Borrowing of outstanding Term Loans on a pro rata basis and (y) the making of the Amendment No. 3 Term Loans on the Amendment No. 3 Effective Date, the Amendment No. 3 Term Loans are included in each Borrowing of outstanding Term Loans on a pro rata basis.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means a Lender with a Term Commitment or an Additional Term Commitment or an outstanding Term Loan or Additional Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01; provided, that on and after the incurrence of any Incremental Term Loans, Extended Term Loans and Replacement Term Loans, the term “Term Loans” as used in Section 9.05(g) shall include all such Incremental Term Loans, Extended Term Loans and Replacement Term Loans, as the case may be. It is understood and agreed that all term loans funded by the Amendment No. 1 Incremental Term Lenders on the Amendment No. 1 Effective Date, all term loans funded by the Amendment No. 2 Term Lenders on the Amendment No. 2 Effective Date and all term loans funded by the Amendment No. ~~2~~3 Term Lenders on the Amendment No. ~~2~~3 Effective Date shall, from and after such funding, be Term Loans for all purposes of this Agreement.

“Term Loan Maturity Date” means January 4, 2026.

“Termination Date” has the meaning assigned to such term in Article 5.

“Test Period” means a period of four consecutive Fiscal Quarters.

“THL” means Thomas H. Lee Partners L.P. (together with its Affiliates and funds managed or advised by it or its Affiliates).

“Threshold Amount” means $50,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the Test Period then most recently ended for which financial statements are available.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Amendment No. 1 Effective Date is $190,000,0000.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Holdings, any Parent Company, the Borrower and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the transactions contemplated by the Acquisition Agreement, (c) the Equity Contribution, (d) the Refinancing, and (e) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“Unrestricted Cash Amount” means, as of any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries whether or not held in an account pledged to the Administrative Agent and (b) Cash and Cash Equivalents restricted in favor of the Administrative Agent, any Lender or any Issuing Bank (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Credit Facilities).

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Closing Date.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate outstanding principal amount of Revolving Loans made by such Lender and then outstanding and (b) such Lender’s LC Exposure at such time.

“U.S.” means the United States of America.

“U.S. Pledge and Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Closing Date (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the date hereof), between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Term Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document), (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01 (other than Sections 6.01(a), (v) and (x)), 6.02 (other than Section 6.02(a) and (t)), 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 and 6.14, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 and 6.14, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.04. Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total

Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date unless otherwise agreed to by the Borrower and the Required Lenders; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the conversion to IFRS as described below), then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to provide for such change in GAAP or the application thereof and/or to preserve the original intent thereof in light of such change in GAAP or the application thereof, in each case subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) or (ii) any election under Financial Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, upon the execution of an amendment hereof in accordance therewith to accommodate such change, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary herein and subject to Section 1.09, financial ratios and tests (including the Interest Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of a financial ratio or test (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be as determined on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.15, the date of the required calculation shall be the last day of the Test Period and Subject Transactions occurring thereafter shall not be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Closing Date) that would constitute Capital Leases on the Closing Date shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) Subject to Section 1.09, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Currency Equivalents Generally. Notwithstanding the foregoing, for purposes of any determination under Section 2.21(a), Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, or for the purposes of obtaining judgment in any court where it is necessary to convert a sum due hereunder or under any other Loan Document (any of the foregoing, a “subject transaction”), in each case in a currency other than Dollars, (i) the Dollar equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Reuters World Currency Page (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as may be agreed upon by the Administrative Agent and the Borrower) for such alternate currency, as in effect at 11:00 a.m. (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

Section 1.08. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” or the relevant alternate currency, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09. Certain Calculations and Tests. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, (i) when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) or (ii) or testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Adjusted EBITDA,) in connection with a Subject Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or availability and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or, in respect of any transaction described in clauses (b) and (c) of the definition of Limited Condition Transaction, delivery of irrevocable notice, declaration of dividend or similar event) (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Subject Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios, baskets and provisions, such ratios, baskets and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Subject Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 6.15) or basket availability with respect to any other Subject Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires) without consummation of such Limited Condition Transaction, any such ratio or basket shall be as determined on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that Consolidated Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Interest Coverage Ratio, Total Leverage Ratio, Senior Secured Leverage Ratio and/or First Lien Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts.

Section 1.10. Exchange Rates

The Administrative Agent or Issuing Bank, as applicable, shall determine the exchange rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of outstanding amounts denominated in Alternative Currencies as set forth in the definition of Dollar Equivalent. Such rate shall become effective as of such Revaluation Date and shall be employed in converting any amounts between the Dollars and Alternative Currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or Issuing Bank, as applicable.

Section 1.11. Additional Alternative Currencies.

(a) The Borrower may from time to time request that LIBO Rate Loans be made and/or Letters of Credit be issued under the Revolving Facility in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of LIBO Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit under the, such request shall be subject to the approval of the applicable Administrative Agent and Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty Business Days prior to the date of the desired borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to LIBO Rate Loans, the Administrative Agent shall promptly notify each applicable

Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to LIBO Rate Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the applicable Administrative Agent, not later than 12:00 noon, ten Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the making of LIBO Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by any applicable Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit LIBO Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all applicable Lenders consent to making LIBO Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency under the applicable facility hereunder for purposes of any borrowing of LIBO Rate Loans; and if the Administrative Agent and Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent of all applicable Lenders to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE 2 THE CREDITS

Section 2.01. Commitments. During the period from the Closing Date and on and prior to the Funding Date, subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Term Loans to the Borrower on the Funding Date in Dollars in a principal amount not to exceed its Term Commitment. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars or in any other Alternative Currency, at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.13, (i) each Term Loan Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans, (ii) each Revolving Loan Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or LIBO Rate Loans, and (iii) each Revolving Loan Borrowing denominated in Alternative Currencies shall be comprised entirely of LIBO Rate Loans, in each case, as the Borrower may request, in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the

Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Loan than that which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $1,000,000. Each ABR Borrowing when made shall be in an integral multiple of $100,000 and a minimum principal amount of $1,000,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 different Interest Periods in effect for LIBO Rate Borrowing at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the maturity date applicable to such Loans.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing by delivery of an irrevocable Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by a Responsible Officer of the Borrower (a) in the case of a LIBO Rate Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e)), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing (or, in the case of an ABR Borrowing to be made on the Closing Date, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing) and (c) in the case of a LIBO Rate Borrowing denominated in an Alternative Currency, 12:00 noon, New York City time, at least four Business Days before the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent). Each such written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the Class of such Borrowing;

(ii) the aggregate amount and currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(v) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing (if denominated in Dollars) shall be a LIBO Rate Borrowing with an Interest Period of one month; provided that if the Borrower shall not have notified the Administrative Agent in writing of such requested Borrowing, by 12:00 noon three Business Days before the date of the requested Borrowing (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date, one Business Day), then such Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Revolving Credit Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars or any other Alternative Currency for the account of the Borrower (or any of its Subsidiaries; provided that the Borrower will be an applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, provided that each of JPMorgan, Citibank, N.A., Keybank National Association, Barclays Bank PLC and Deutsche Bank AG New York Branch will not be obligated to issue any Commercial Letter of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least five Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto. To request an amendment, extension or renewal of a Letter of Credit, the Borrower shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least five Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, extension or renewal must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit. In the case of Letters of Credit requested to be issued by the Administrative Agent, in its capacity as an Issuing Lender, the Borrower shall also submit a letter of credit application in the form of Exhibit L hereto, and in the case of any other applicable Issuing Bank, if requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with the applicable Issuing Bank relating to any Letter of Credit shall (x) contain any representations or warranties, covenants or events of default not set forth in this Agreement (for the avoidance of doubt, including the exhibits hereto) (and to the extent inconsistent herewith, shall be rendered null and void) and (y) all representations and warranties, covenants and events of default contained therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with this Agreement (and, to the extent inconsistent herewith, shall be deemed to incorporate such standards, qualifications, thresholds and exceptions contained herein without action by any other party). Unless otherwise agreed by the applicable Issuing Bank and the Borrower, each Letter of Credit shall be governed by the laws of the State of New York. A Letter of Credit shall be issued, amended, extended or renewed only if (and on issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) the LC Exposure shall, subject to Sections 2.08 and 2.21(i), not exceed the Letter of Credit Sublimit, (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment, (iii) the Revolving Credit Exposure of each Lender will not exceed such Lender’s Revolving Credit Commitment, and (iv) the aggregate outstanding amount of Letters of Credit issued by such Issuing Bank shall not exceed the applicable amount set forth for such Issuing Bank in the definition of Issuing Bank hereunder (unless otherwise agreed by such Issuing Bank); provided, if the Borrower determines that, in connection with any actual or anticipated Letter of Credit, less than the full amount of the Letter of Credit Sublimit would be available to the Borrower as a result of the application of this subclause (iv), then the applicable amount set forth for such Issuing Bank in the definition of Issuing Bank shall be reallocated as elected by the Borrower in consultation with each Issuing Bank and with the consent of any such Issuing Bank which has its applicable share increased as a result of such reallocation (and the Borrower and the Issuing Banks agree to take such actions as among themselves to accommodate any such reallocation). For the avoidance of doubt, no Issuing Bank shall be obligated to issue a Letter of Credit in an Alternative Currency if such Issuing Bank does not otherwise issue letters of credit in such Alternative Currency. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank regarding completion of customary “know your customer” requirements on the beneficiary of such Letter of Credit and/or any Subsidiary of the Borrower that is a co-applicant for such Letter of Credit;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than the Dollar Equivalent of $10,000;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars or any Alternative Currency;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(vi) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure pursuant to Section 2.20(d)(i) or the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) by the Borrower to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.20(d)(i)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion.

No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Expiration Date. Each Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or such longer period of time as may be agreed to by the applicable Issuing Bank) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) unless 103% of the then available face amount thereof is Cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank thereof).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Letters of Credit in an Alternative Currency, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of Letters of Credit in an Alternative Currency, based on the Dollar Equivalent thereof). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Lender’s Revolving Credit Exposure at any time might exceed its Revolving Credit Commitment at such time (in which case Section 2.10(c) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by facsimile or email of such compliant demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank or Addition of New Issuing Banks. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Revolving Lender.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and the Issuing Banks (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days, after such Event of Default has been cured or waived.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative

Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.07. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either by delivering an irrevocable Interest Election Request in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing, as applicable, at the end of the then-current Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) (i) The Term Commitments existing on the Closing Date shall automatically terminate (x) upon the making of the Term Loans on the Funding Date and (y) if not already so reduced, to $0 on the Funding Date upon the funding (if any) of Term Loans permitted to be made on such date and (ii) unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date. The Amendment No. 1 Term Commitments of each Amendment No. 1 Incremental Term Lender under the Amendment No. 1 Term Facility shall be automatically terminated on the Amendment No. 1 Effective Date upon the borrowing of the Amendment No. 1 Term Loans on such date. The Amendment No. 2 Term Commitments of each Amendment No. 2 Term Lender under the Amendment No. 2 Term Facility shall be automatically terminated on the Amendment No. 2 Effective Date upon the borrowing of the Amendment No. 2 Term Loans on such date. The Amendment No. 3 Term Commitments of each Amendment No. 3 Term Lender under the Amendment No. 3 Term Facility shall be automatically terminated on the Amendment No. 3 Effective Date upon the borrowing of the Amendment No. 3 Term Loans on such date.

(b) Upon delivering the notice required by Section 2.08(d), the Borrower may at any time terminate the Revolving Credit Commitments upon (i) the payment in full in Cash of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit (or if reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, a backup standby letter of credit) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c) Upon delivering the notice required by Section 2.08(d), the Borrower may from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent or $1,000,000 and (ii) the Borrower shall not reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09 or Section 2.10, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit

Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) Commencing on June 30, 2019, the Borrower hereby unconditionally promises to repay the outstanding Term Loans (including the Additional Term Loans incurred pursuant to the Amendment No. 1 Term Facility but excluding the Additional Term Loans incurred pursuant to the Amendment No. ~~2~~2 Term Facility and the Amendment No. 3 Term Facility) to the Administrative Agent for the account of each Term Lender (but excluding the Amendment No. 2/3 Term Lenders) (i) on the last day of each March, June, September and December prior to the Term Loan Maturity Date (each such date, together with each applicable date set forth in clause (i) of the immediately following sentence, being referred to as a “Loan Installment Date”), in each case in an amount equal to $1,964,861.46 (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of such Term Loans pursuant to Section 2.21(a) (which shall include, at the Borrower’s election, such adjustments as are necessary in order to provide for the “fungibility” of such Additional Term Loans)), and (ii) on the Term Loan Maturity Date, the remainder of the principal amount of the Term Loans referred to in clause (i) outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Commencing on March 31, 2021, the Borrower hereby unconditionally promises to repay the outstanding Amendment No. 2/3 Term Loans to the Administrative Agent for the account of each Amendment No. 2/3 Term Lender (i) on the last day of each March, June, September and December prior to the Term Loan Maturity Date, in each case in an amount equal to 0.25% of the original principal amount of such Amendment No. 2/3 Term Loans on the Amendment No. ~~2~~3 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and Section 9.05(g) or increased as a result of any increase in the amount of such Term Loans pursuant to Section 2.21(a) (which shall include, at the Borrower’s election, such adjustments as are necessary in order to provide for the “fungibility” of such Additional Term Loans)), and (ii) on the Term Loan Maturity Date, the remainder of the principal amount of the Amendment No. 2/3 Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and each such payment shall be made by the Borrower in the same currency as each outstanding Revolving Loan that is being repaid. On the Revolving Credit Maturity Date, the Borrower shall or shall cause the beneficiary thereof to cancel and return all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a backup standby letter of credit) equal to 100% of the LC Exposure as of such date) and make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.09 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more Promissory Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part without premium or penalty (but subject to Sections 2.11(e) and 2.15). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.10, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans in whole or in part without premium or penalty (but subject to Section 2.15). Prepayments made pursuant to this Section 2.10(a)(ii), first, shall be applied ratably to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including with respect to any Incremental Revolving Facility, and in each case, shall be made by the Borrower in the same currency as the outstanding LC Disbursements and/or the outstanding Revolving Loans being prepaid.

(iii) The Borrower shall notify the Administrative Agent in writing by providing a Prepayment Notice with respect to (A) of any prepayment under this Section 2.10(a) in the case of prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. one Business Day before the date of prepayment. Each Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount and currency of each Borrowing or portion thereof to be prepaid;

provided that a Prepayment Notice delivered by the Borrower may state that such Prepayment Notice is conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such Prepayment Notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of Term Loans made pursuant to this Section 2.10(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on December 31, 2019, the Borrower shall prepay the outstanding Term Loans in accordance with clause (vi) of this Section 2.10(b) in an aggregate principal amount equal to (A) 50.0% (such percentage, as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow for the Fiscal Year then ended, minus (B) at the option of the Borrower, (x) the aggregate principal amount of any Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans prepaid pursuant to Section 2.10(a) and/or prepayments of other Indebtedness secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Loans, in each case, prior to the making of such Excess Cash Flow payment (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 9.05 and/or otherwise, and/or application of any “yank-a-bank” provisions in Section 2.18), excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year (in the case of any such revolving loans prepaid, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Subsidiaries), and (y) the aggregate principal amount paid, increased, decreased, included, deducted or otherwise realized or accounted for after the end of the applicable Fiscal Year but prior to the making of the Excess Cash Flow payment required for such Fiscal Year that would otherwise be permitted to be deducted from the calculation of Excess Cash Flow pursuant to clause (b) of the definition thereof had such amount been paid, increased, decreased, included, deducted or otherwise realized or accounted for during the applicable Fiscal Year (in each case, excluding any such amount that reduced the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year) and (z) in each case without duplication of any such reduction from the definition of “Excess Cash Flow” by such amounts, on a dollar-for-dollar basis, the aggregate amount for such Fiscal Year of clauses (b)(ii), (v), (vii), (viii), (ix), (x), (xi) and (xii) of the definition of “Excess Cash Flow” for such Fiscal Year (excluding all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests); provided that, to the extent the voluntary prepayments pursuant to clause (B) would reduce the required prepayments to an amount less than $0, such excess voluntary prepayments may be credited against the ECF Percentage of Excess Cash Flow for any subsequent Excess Cash Flow period; provided further that (1) such percentage of Excess Cash Flow shall be reduced to 25.0% of Excess Cash Flow if the First Lien Leverage Ratio as determined on a Pro Forma Basis as of the last day of such Fiscal Year as adjusted by the After Year-End Deductions (but without giving effect to the payment required hereby) shall be less than or equal to 4.00:1.00, but greater than 3.50:1.00 and (2) such prepayment shall not be required if the First Lien Leverage Ratio as determined on a Pro Forma Basis as of the last day of such Fiscal Year as adjusted by the After Year-End Deductions (but without giving effect to the payment required hereby) shall be less than or equal to 3.50:1.00; provided further that (i) the First Lien Leverage Ratio shall be recalculated to give pro forma effect to any amount referred to in clause (B) above that is paid, increased, decreased, included, deducted or otherwise realized or accounted for after the end of the applicable Fiscal Year but prior to the making of the Excess Cash Flow payment required for such Fiscal Year (collectively, the “After Year-End Deductions”) as if such After Year-End Deductions were made during the Fiscal Year of the applicable Excess Cash Flow prepayment and the ECF Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio and (ii) such After Year-End Deduction shall not be applied to the calculation of the First Lien Leverage Ratio in connection with the determination of the ECF Percentage for purposes of (and shall not reduce the required amount of) any subsequent Excess Cash Flow prepayment. Prepayment of any Term Loans shall only be required under this Section 2.10(b)(i) with respect to the amount (if any) of Excess Cash Flow for such period in excess of $15,000,000.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) $10,000,000 in a single transaction or series of related transactions and (y) $20,000,000 in the aggregate in any Fiscal Year, the Borrower shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds to prepay outstanding Term Loans; provided that if, on the date any such Net Proceeds or Net Insurance/Condemnation Proceeds are received, the First Lien Leverage Ratio (as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period (but excluding the receipt of such Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable)) shall be (A) less than 4.00:1.00 but greater than or equal to 3.50:1.00, the percentage of Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, required to prepay the outstanding Term Loans shall be reduced to 50.0% and (B) less than 3.50:1.00, no such prepayment shall be required; provided that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds in the business of the Borrower or any of its Subsidiaries (other than working capital, except for short term capital assets and except to the extent acquired in connection with an acquisition or another Investment in another Person permitted under this Agreement), then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of such Net Proceeds or Net Insurance/Condemnation Proceeds to the extent such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within 450 days following receipt thereof, or if the Borrower or any of its Subsidiaries has entered into a binding contract to so reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds during such 450-day period and such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within 180 days after the expiration of such 450-day period; provided, however, that if any Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Term Loans with the Net Proceeds or Net Insurance/Condemnation Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, further, that if at the time that any such prepayment would be required hereunder, the Borrower is required to offer to repurchase or prepay any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds or Net Insurance/Condemnation Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Proceeds or Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds or Net Insurance/Condemnation Proceeds required to be allocated to the Other

Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds or Net Insurance/Condemnation Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that prepayment of any Term Loans shall only be required under this Section 2.10(b)(ii) with respect to the amount of prepayment of such Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) to the extent such amount exceeds $15,000,000 for such period in which case only amounts in excess of such $15,000,000 shall be required to be prepaid.

(iii) In the event that the Borrower or any of its Subsidiaries shall receive Net Proceeds from the issuance or incurrence of Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent constituting (x) Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans or Revolving Loans pursuant to Section 6.01(o), (y) Incremental Loans incurred to refinance all or a portion of the Term Loans or Revolving Loans pursuant to Section 2.21(a)(y) or (z) Replacement Term Loans incurred to refinance Term Loans or Loans under Replacement Revolving Facilities to refinance any Loans under the applicable Replaced Revolving Facility in accordance with the requirements of Section 9.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day immediately following) the receipt of such Net Proceeds by the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans or Revolving Loans, as applicable.

(iv) Notwithstanding any provision under this Section 2.10(b) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.10(b)(i), (ii) or (iii) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary, such Prepayment Asset Sale is consummated by a Foreign Subsidiary, such Net Insurance/Condemnation Proceeds are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, as the case may be, for so long as the repatriation to the U.S. of any such amounts would be prohibited under any Requirement of Law (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions commercially reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be immediately effected and such repatriated Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes (including Tax Distributions or withholding taxes) payable or reserved against it as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent provided herein; and (B) if the Borrower and the Subsidiaries determine in good faith that the repatriation to the U.S. by means of a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(i), (ii) or (iii) above to the extent attributable to a Foreign Subsidiary would result in material and adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the U.S. by means of a distribution or dividend such Restricted Amount without incurring such material and adverse tax liability; provided that, in the case of this clause (B), on or before the date on which any Net Proceeds or Net Insurance/Condemnation Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.10(b), (x) the Borrower shall apply an amount equal to such Net Proceeds or Net Insurance/Condemnation Proceeds to such reinvestments or prepayments as if such Net Proceeds or Net Insurance/Condemnation Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes (including Tax Distributions and withholding taxes) that would have been payable or reserved against it if such Net Proceeds or Net Insurance/Condemnation Proceeds had been repatriated to the U.S. such Foreign Subsidiary by means of a distribution or dividend or (y) such Excess Cash Flow, Net Proceeds or Net Insurance/Condemnation Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary; provided, further, that to the extent that the repatriation by means of a distribution or dividend of any Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have a material and adverse tax consequence, an amount equal to the Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clauses (x) and (y), shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) as otherwise required above (without regard to this clause (iv)).

(v) Each Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.10(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) in which case such Declined Proceeds may be retained by the Borrower and shall be added to the calculation of the Available Amount; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.10(b)(iii) above to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(o), Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.21(a)(y) or Replacement Term Loans incurred to refinance Term Loans in accordance with the requirements of Section 9.02(c). If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise provided in any Refinancing Amendment, Incremental Facility or replacement facility pursuant to Section 9.02(c), each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Term Facility or replacement facility pursuant to Section 9.02(c) shall be applied to the applicable Class of Term Loans being refinanced or replaced). With respect to each Class of Term Loans, all accepted prepayments under Section 2.10(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Term Loans in direct order of maturity), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage. The amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans and then to the then outstanding Term Loans that are LIBO Rate Loans. Any prepayment of Amendment No. 2/3 Term Loans made on or prior to the date that is six months after the Amendment No. 2 Effective Date pursuant to Section 2.10(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.11(e).

(vii) In the event and on each Business Day on which (i) the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitments and/or (ii) the Revolving Credit Exposure of a Lender exceeds such Lender’s Revolving Credit Commitment, the Borrower shall, in each case, prepay the Revolving Loans and/or reduce LC Exposure in the same currency of the outstanding LC Disbursements and/or the outstanding Revolving Loans being prepaid and in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or (B) with respect to such excess LC Exposure, deposit of Cash in the LC

Collateral Account or “backstopping” or replacement of such Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (but in any event, such payments of Revolving Loans and such deposits of Cash or “backstopping” or replacements of Letters of Credit shall in the aggregate be equal to such excess) and pursuant to arrangements (and with “backstop” letter of credit issuers) reasonably acceptable to the applicable Issuing Banks.

(viii) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.10(b)(i), (ii) or (iii), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.12. All prepayments of Borrowings under this Section 2.10(b) shall be subject to Section 2.15, but shall otherwise be without premium or penalty; provided that any prepayments under clause (iii) above as part of a Repricing Transaction shall be subject to Section 2.11(e).

(c) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the Aggregate Revolving Credit Exposure of any Class exceeds the Total Revolving Credit Commitments of such Class, (ii) the LC Exposure exceeds the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of a Lender exceeds such Lender’s Revolving Credit Commitment, and/or (iv) the aggregate outstanding amount of Letters of Credit issued by an Issuing Bank exceeds the applicable amount set forth for such Issuing Bank in the definition of Issuing Bank hereunder, the Borrower shall, in each case, at the request of the Administrative Agent, within 10 days of such Revaluation Date (A) prepay Revolving Loans or (B) provide Cash Collateral pursuant to Section 2.05(j), in each case in the same currency as the outstanding LC Disbursements and/or the outstanding Revolving Loans being prepaid and in an aggregate amount such that the applicable exposure does not exceed the applicable commitment sublimit or amount set forth above.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.20) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December for the quarterly period then ended and on the date on which the Revolving Credit Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.20) a participation fee with respect to their participations in Letters of Credit, which for Letters of Credit denominated in Dollars or an Alternative Currency shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans, in each case, on the daily face amount of such Lender’s Applicable Percentage in respect of Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date through the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Letters of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the greater of (x) $500 per annum and (y) 0.15% of the LC

Exposure amount (excluding the aggregate principal amount of all LC Disbursements that have not been reimbursed at such time) of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for their own account, the agency and administration fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Administrative Agent in writing.

(d) All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.

(e) In the event that, on or prior to the date that is six months after the Amendment No. 2 Effective Date, the Borrower (x) prepay, repay, refinance or replace any Amendment No. 2/3 Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.10(b)(iii) that constitutes a Repricing Transaction), or (y) effect any amendment, modification, waiver or consent under this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x) above, a premium of 1.00% of the aggregate principal amount of the Amendment No. 2/3 Term Loans so prepaid, repaid, refinanced or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Amendment No. 2/3 Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment, modification, waiver or consent. If, on or prior to the date that is six months after the Amendment No. 2 Effective Date, all or any portion of the Amendment No. 2/3 Term Loans held by any Lender are prepaid, repaid, refinanced or replaced pursuant to Section 2.18 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(f) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender on a pro rata basis in accordance with such Lender’s Term Commitments, a ticking fee payable in Dollars which shall accrue on the daily outstanding amount of such Lender’s Term Commitments at a rate per annum equal to 1.50% during the period from and including the Closing Date until the date on which the Term Loans are funded, with such fee payable on the date such Term Loans are funded. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.12. Interest .

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any fees, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12; provided that no amount shall accrue or be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on (w) each Interest Payment Date for such Loan, (x) upon the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable and (y) termination of the Revolving Credit Commitments or, if applicable, the Latest Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the applicable currency and such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period (any Alternative Currency affected by the circumstances described in Section 2.13(a)(i) or (ii) is referred to as an “Affected Alternative Currency”);

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by facsimile or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any such Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be continued as, or converted to, an ABR Borrowing (in the case of any conversion to an ABR Borrowing, on the last day of the Interest Period applicable thereof), and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.14, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (including any Taxes other than (i) any Excluded Taxes and (ii) any Indemnified Taxes or Other Taxes indemnified under Section 2.16); provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) the Lender invokes Section 2.19 or (z) such circumstances in the case of requests for reimbursement under clause (ii) above resulting from a market disruption are not generally affecting the banking market.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (including any Change in Law due to Taxes other than (i) any Excluded Taxes and (ii) any Indemnified Taxes or Other Taxes indemnified under Section 2.16) (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.14 the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraphs (a) or (b) of this Section 2.14 and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) require the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the Requirements of Law; provided that if an applicable withholding agent shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all such required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent (acting for its own account), any Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) such withholding agent shall make such deductions or withholdings and (iii) such withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental

Authority in accordance with Requirements of Law. If at any time a Loan Party is required by Requirements of Law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Issuing Bank or the Administrative Agent upon becoming aware of the same. In addition, each Lender or the Administrative Agent, as applicable, shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender or Issuing Bank, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties (other than any penalties or interest attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or Issuing Bank (in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, the Administrative Agent’s or a Lender’s or Issuing Bank’s failure to furnish notice of a claim within six months from the date on which the Administrative Agent or such Lender or Issuing Bank has received notice from the relevant Governmental Authority that amounts were being asserted against the Administrative Agent or such Lender or Issuing Bank, as applicable, shall be deemed to be gross negligence)), and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent, Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.16(g))) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional costs or expenses not reimbursed by the Loan Party or be otherwise materially disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and (ii) certifying that such Lender or Issuing Bank is generally charging the relevant amounts to similarly situated borrowers, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify, within thirty (30) days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and any Loan Party for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and any Loan Party for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or such Loan Party shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other documentation reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or by the taxing authority of any jurisdiction or reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “U.S. person” as defined under Section 7701(a)(30) of the Code shall deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit I-1 and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2, Exhibit I-3 or Exhibit I-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent, as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall (to the extent it is legally entitled to do so) promptly deliver to the Borrower and the Administrative Agent renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in applicable Tax. If as a result of any Change in Law, regulation or treaty, or in any official application or interpretation thereof applicable to the payments made by or on behalf of any Loan Party or by the Administrative Agent under any Loan Document or any change in an income tax treaty applicable to any Lender, any Lender is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 2.16(f)(ii) or such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.16(f).

(g) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender or Issuing Bank in good faith in its reasonable discretion, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, a Lender or an Issuing Bank be required to pay any amount to a Loan Party pursuant to this paragraph (g) to the extent that the payment of which would place the Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person or to arrange its affairs in any particular manner.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) in immediately available funds, without set-off

(except as otherwise provided in Section 2.16) or counterclaim and, unless otherwise specified, prior to 2:00 p.m. on the date when due. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 or 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein (including in Section 2.20), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrower constituting Obligations, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower constituting Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and pay unreimbursed LC Disbursements, to pay all Banking Services Obligations that constitute Secured Obligations and to pay all Secured Hedging Obligations, on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations, on a pro rata basis, sixth, to the payment of any other Secured Obligation (other than contingent indemnification obligations for which no claim has yet been made) due to the Administrative Agent or any Lender on a pro rata basis and seventh, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payments made or deemed made in connection with Sections 2.21, 2.22 and 9.02(c). The Borrower consents to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), Section 2.17(c) or the last paragraph of Article 8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections or paragraphs, as applicable, until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.19, or if any Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.19, (ii) any Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” with respect to which Required Lender consent has been obtained, any Lender is a non-consenting Lender (each such

Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as the Borrower may elect on a non-pro rata basis or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Loans, Commitments and/or Additional Commitments and, other than in the case of a Defaulting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (ii) in the case of any assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iii) such assignment does not conflict with applicable law. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall (x) execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by Promissory Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Promissory Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Promissory Notes shall be deemed cancelled and (y) consent to such proposed amendment, waiver or consent prior to signing such Assignment and Assumption. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent a Lender is replaced pursuant to Section 2.18(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.11(e), the Borrower shall pay to each Lender being replaced the fee set forth in Section 2.11(e).

Section 2.19. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the

Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to it.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.11(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.11(b).

(b) The Commitments and the LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all “affected Lenders”, or the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.10, Section 2.14, Section 2.15, Section 2.16, Section 2.17, Article 7, Section 9.06 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders and the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Exposure were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post Cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitments; provided, that, subject to Section 9.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by the Defaulting Lender or pursuant to Section 2.20(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.18)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) if the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.11(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.20(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized.

(e) So long as any Revolving Lender is Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.20(c) and/or Cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and participating interests in any such newly issued, extended or created Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(i) (and Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent, the Borrower and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or participations in Revolving Loans as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.21. Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions deliver a written request to Administrative Agent to (i) add one or more new tranches of term facilities hereunder and/or increase the principal amount of the Term Loans or any Additional Term Loans by requesting new term loans commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new revolving credit facilities and/or increase the Total Revolving Credit Commitment or any Additional Revolving Commitments (each such new facility or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed (x) the greater of (1) $146,000,000 and (2) 100% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis (the “Fixed Dollar Incremental Amount”), less the aggregate principal amount of all Incremental Equivalent Debt incurred and/or issued in reliance on the Fixed Dollar Incremental Amount, plus (y) the amount of any voluntary prepayments of the Term Loans, Incremental Equivalent Debt and any other Indebtedness secured by Liens on a pari passu basis with or senior to the Liens on the Collateral securing the Term Loans, voluntary permanent reductions of the Revolving Credit Commitments or Incremental Revolving Facilities, the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan (other than any Incremental Term Loan incurred in reliance on clause (z) below) resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) Holdings, the Borrower and/or any of their respective Restricted Subsidiaries, and/or application of any “yank-a-bank” provisions, in each case effected after the Closing Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of long-term Indebtedness (other than Revolving Loans) or any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments shall not increase the calculation of the amount under this clause (y)) plus (z) an unlimited amount so long as, in the case of this clause (z), after giving effect to such Incremental Facility, (1) in the case of Incremental Facilities secured by a Lien on the Collateral that is on a pari passu basis with the Liens securing the Secured Obligations, the First Lien Leverage Ratio as determined (but without giving effect to any Incremental Facilities or Incremental Equivalent Debt incurred substantially concurrently therewith in reliance on the Fixed Dollar Incremental Amount) as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis would not exceed 4.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 (as determined on a Pro Forma Basis) and the First Lien Leverage Ratio immediately prior to such transaction), (2) in the case of Incremental Facilities secured by a Lien on the Collateral that is on a junior basis with the Liens securing the Secured Obligations, the Senior Secured Leverage Ratio (but without giving effect to any Incremental Facilities or Incremental Equivalent Debt incurred substantially concurrently therewith in reliance on the Fixed Dollar Incremental Amount) as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would not exceed 5.00:1.00 (or, to the extent such Incremental Facility is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 5.00:1.00 (as determined on a Pro Forma Basis) and the Senior Secured Leverage Ratio immediately prior to such transaction) and (3) in the case of any unsecured Incremental Facilities, either (I) the Total Leverage Ratio as determined (but without giving effect to any Incremental Facilities or Incremental Equivalent Debt incurred substantially concurrently therewith in reliance on the Fixed Dollar Incremental Amount) as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would not exceed 5.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 5.50:1.00 (as determined on a Pro Forma Basis) and the Total Leverage Ratio immediately prior to such transaction) or (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would be at least 2.00:1.00 (or, to the extent such Incremental Facility is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio immediately prior to such transaction) (amounts incurred under this clause (z), the “Incremental Incurrence Amount”) (it being understood that for purposes of clause (z) of this Section 2.21(a), (A) any Incremental Revolving Facilities shall be deemed to be fully drawn, and (B) the Cash proceeds of the relevant Incremental Facility or Incremental Equivalent Debt shall be excluded in calculating the Unrestricted Cash Amount used in determining the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio, as applicable) (the amounts described in clauses (x) and (z) above, the “Incremental Cap”), (it being understood that (I) the Borrower shall be deemed to have used amounts under clause (z) (to the extent compliant therewith) prior to utilization of amounts under clause (x) or (y), (II) Loans may be incurred simultaneously under clauses (x), (y) and (z), and proceeds from any such incurrence may be utilized in a single transaction, at the election of the Borrower, by first calculating the incurrence under clause (z) above and then calculating the incurrence under clause (x) above, (III) any portion of any Incremental Facility incurred in reliance on clause (x) and/or (y) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (z) to the extent permitted thereunder at such time on a Pro Forma Basis and (IV) the amount of any Revolving Loans or other revolving facilities that are incurred concurrently or substantially simultaneously with any Incremental Facility shall be disregarded for the purposes of calculating amount the amount of such Incremental Facility permitted to be incurred pursuant to clause (z) above)) specifying the amount so requested; provided that:

(i) each such request shall be in an amount not less than (x) with respect to an Incremental Term Facility, $5,000,000 and (y) with respect to an Incremental Revolving Facility, $2,500,000,

(ii) except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide all or any portion of any Incremental Commitment and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender,

(iii) the creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment,

(iv) the material terms of each Incremental Revolving Facility will be substantially identical to those applicable to the Revolving Facility or Additional Revolving Facility being increased, as applicable, or otherwise reasonably acceptable to the Administrative Agent (other than with respect to margin, pricing, maturity, fees or any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility or Additional Revolving Facility, as applicable, subject, solely as to administrative matters, to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and other than as set forth under clause (v) below) and each Incremental Revolving Facility will mature no earlier than the then-existing maturity date applicable to the Revolving Facility or Additional Revolving Facility, as applicable, and will require no scheduled amortization or mandatory commitment reductions prior to such maturity date,

(v) the interest rate and amortization schedule (subject to clause (vi) below) applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Term Facility or Incremental Term Loans; provided that, in the case of Incremental Term Loans or Incremental Term Facilities denominated in U.S. dollars that are pari passu in right of payment and with respect to security with the Initial Term Loans and incurred under the Incremental Incurrence Amount (other than through the reallocation mechanism described above) that are incurred prior to the twelve-month anniversary of the Closing Date, as applicable, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Initial Term Loans unless the interest rate margin with respect to the Initial Term Loans is adjusted to be equal to the interest rate with respect to the relevant Incremental Loans or Incremental Facility, minus, 0.50% (this proviso, the “MFN Protection”); provided that the MFN Protection shall not apply to any Incremental Term Facility or Incremental Term Loans (x) the maturity of such Incremental Term Loans is after the date one year after the maturity date of the Initial Term Loans or (y) are incurred in connection with a Permitted Acquisition or other investment permitted pursuant to this Agreement provided, further, that in determining the applicable interest rate: (w) original issue discount or upfront fees paid by the Borrower in connection with the Initial Term Loans, as applicable, or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity), shall be included as interest, (x) any amendments to the Applicable Rate that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers (or their Affiliates) in their respective capacities as such in connection with the Term Loans or incurred on the Closing Date or to one or more arrangers (or their Affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded and (z) if such Incremental Term Facility or Incremental Term Loans include any “LIBOR” interest rate floor greater than that applicable to the existing Term Loans, and such floor is applicable to the Initial Term Loans on the date of determination, such excess amount (and solely such excess amount) shall be equated to interest margin for determining the increase; provided, however, that MFN Protection shall not apply to the incurrence of Incremental Term Facilities in an amount up to the greater of (1) $146,000,000 and (2) 100% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, as elected by the Borrower (the “MFN Trigger Amount”) (the terms of the clause (v), the “MFN Provisions”),

(vi) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date; provided that this clause (vi) shall not apply to the incurrence of Incremental Term Facilities in an amount up to the greater of (1) $146,000,000 and (2) 100%

of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis (the “Maturity Carveout”), as elected by the Borrower,

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans; provided that this clause (vii) shall not apply to the incurrence of Incremental Term Facilities in an amount up to the greater of (1) $146,000,000 and (2) 100% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, as elected by the Borrower,

(viii) any Incremental Facility may rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Initial Term Loans or the Revolving Facility incurred on the Closing Date, as applicable, or may be unsecured (and to the extent pari passu or subordinated in right of payment or security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent),

(ix) any Incremental Term Facility that is pari passu in right of payment and pari passu with respect to security shall share ratably in any prepayments of all then existing Term Loans (and all other then-existing Additional Term Loans requiring ratable prepayment), unless the Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments,

(x) except to the extent provided in Section 1.09(a) if the proceeds of any Incremental Facility are being used to finance a Limited Condition Transaction, no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Incremental Facility,

(xi) at no time shall there be more than three separate Classes of revolving facilities hereunder (including Incremental Revolving Facilities and Additional Revolving Facilities),

(xii) [reserved],

(xiii) no Incremental Facility may be secured by assets other than the Collateral and there shall be no borrowers or guarantors in respect of any Incremental Facility that are not the Borrower or Loan Guarantors, and

(xiv) such Incremental Facilities shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the this Agreement (except to the extent permitted in clauses (i) through (xii) above), the terms and conditions of any such Incremental Facility shall be as agreed between the Borrower and the lenders providing any such Incremental Facility.

(b) Incremental Commitments may be provided by any existing Lender, or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and the Issuing Bank, in the case of an Incremental Revolving Facility) shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of the Incremental Commitments shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitments. On the effective date of such Incremental Commitments, each Additional Lender added as a new Lender pursuant to such Incremental Commitments shall become a Lender for all purposes in connection with this Agreement.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.21, (i) each Revolving Lender immediately prior to such increase or new facility will automatically and without further act be deemed to have assigned to each Revolving Lender providing a portion of such Incremental Revolving Facility (each, a “Commitment Increase Lender”) in respect of such increase or new facility, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder held by each Revolving Lender (including each such Commitment Increase Lender) will equal the percentage of the Total Revolving Credit Commitment of all Revolving Lenders represented by such Revolving Lender’s Incremental Revolving Commitment and (ii) if, on the date of such increase or new facility, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of additional Incremental Revolving Loans made hereunder (reflecting such Incremental Revolving Facility), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.15. The Administrative Agent and the Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; provided, however, that, after giving effect to any Incremental Revolving Facility and the transactions effected pursuant to the immediately preceding sentence, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates under any Incremental Revolving Facility, (B) repayments required upon the maturity date of any previously existing Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to any Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments and (3) the permanent repayment of Revolving Loans with respect to, and termination of, commitments under any Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted, in their sole discretion, to permanently repay and terminate commitments of any class of Revolving Credit Commitments on better than a pro rata basis as compared to any other class with a later maturity date than such class.

(h) Effective on the date of each increase in the Total Revolving Credit Commitments pursuant to this Section 2.21, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, Issuing Banks and the Borrower.

(i) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended pursuant to this Section 2.21 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21.

(j) This Section 2.21 shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

(k) The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of any Permitted Acquisition and other investments, and any other use not prohibited by this Agreement.

Section 2.22. Extensions of Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class with a like maturity date or commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or commitments of such Class with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and/or commitments and otherwise modify the terms of such Loans and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans or commitments, as applicable, in each case as so extended, as well as the original Loans and the original commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i) [reserved];

(ii) except as to (x) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iv), be determined by the Borrower and any Lender that agrees to an Extension of its commitments and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitments of any Revolving Lender under the Revolving Facility or any Additional Revolving Facility that agrees to an extension with respect to such commitments extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original revolving commitments (and related outstandings) provided hereunder; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default to be applicable to any Extended Revolving Loans, such provisions may be more favorable to the lenders of the applicable Extended Revolving Loans than those originally applicable to the Revolving Loans subject to the Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of revolving loans subject to the Extension Offer and each other Class of revolving commitments hereunder; provided that (x) to the extent any non-extended revolving commitments remain, or any other Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the maturity date of any such revolving facilities and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with the Revolving Facility and any Additional Revolving Facilities, (2) all letters of credit under any such Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Lenders with commitments under the Revolving Facility and any Additional Revolving Facilities and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with the Revolving Facility and any Additional Revolving Facilities, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis as compared to any other revolving facilities with a later maturity date than such revolving facility and (y) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Revolving Credit Commitments, Extended Revolving Credit Commitments and Replacement Revolving Facilities);

(iii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v), (vi) and (x) be determined by the Borrower and any Lender that agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have the same terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to such Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default to be applicable to any such tranche of Extended Term Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Term Loans than those originally applicable to the tranche of Term Loans subject to the Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Term Loans subject to the Extension Offer and each other Class of Term Loans hereunder;

(iv) (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of Extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans or any other Extended Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term

Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) the Extensions shall be in a minimum amount of (x) with respect to any Extended Term Loans, $5,000,000 and (y) with respect to any Extended Revolving Credit Commitments or Extended Revolving Loans, $2,500,000,

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.10, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans or commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 or 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

Section 2.23. Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, and with respect to an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii) the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Latest Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) no Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is or substantially concurrently becomes a Loan Party;

(vi) if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured on a pari passu basis or junior priority basis to the Secured Obligations and (A) such Permitted Debt Exchange Notes are not secured by any assets not securing the Secured Obligations unless such assets substantially concurrently secure the Secured Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall become party to a customary intercreditor arrangement;

(vii) the terms and conditions of such Permitted Debt Exchange Notes shall be as agreed between the Borrower and the lenders providing such Permitted Debt Exchange Notes;

(viii) all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Term Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.23, such Permitted Debt Exchange Offer shall be made for not less than $1,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.08, 2.10 and 2.17 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.23 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.23.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, each of Holdings (solely to the extent applicable to it), the Borrower and the other Loan Parties, on behalf of themselves and their respective Subsidiaries represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to the

Borrower and clause (b) with respect to Holdings and the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any other Contractual Obligation of any of the Loan Parties which in the case of this clause (c) would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Administrative Agent the Historical Financial Statements. Such financial statements present fairly, in all material respects, the consolidated financial position and results of income and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, except as otherwise noted therein, subject to the absence of footnotes, disclosures and changes resulting from audit and normal year-end adjustments (none of which are material, individually or in the aggregate).

(b) Since the Closing Date, no Material Adverse Effect has occurred.

Section 3.05. Properties.

(a) As of the date of this Agreement, there are no Material Real Estate Assets owned by any Loan Party.

(b) The Borrower and each of its Subsidiaries has good and valid fee simple title (or similar concept under any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) and has good title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) The Borrower and its Subsidiaries have valid title to or a valid license or right to use all patents, trademarks, service marks, trade names, copyrights, proprietary know how and data and other rights in works of authorship (including all copyrights embodied in software), and all other similar intellectual property rights (the foregoing, collectively, “IP Rights”) needed to conduct the businesses of the Borrower and its Subsidiaries as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except where such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

(c) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in the capacity of a withholding agent) that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing, or reasonably expected to occur, that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, to the knowledge of the Borrower, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) that has been made available concerning Holdings, the Borrower and its

Subsidiaries, the Transactions and included in the Information Memorandum or otherwise prepared by, or on behalf of, the foregoing by any of their respective representatives, and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations being incurred in connection with this Agreement on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date, and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date (after giving effect to the Transactions), (a) a correct and complete list of the name of each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary, and (b) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization of each Loan Party or other applicable office, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Material Real Estate Assets, in each case in favor of the Administrative Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, overtly threatened.

Section 3.16. Federal Reserve Regulations.

(a) On the Closing Date, not more than 25% of the value of the assets of Holdings, the Borrower and its Subsidiaries, taken as a whole, is represented by Margin Stock.

(b) None of Holdings, the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

Section 3.17. Anti-Terrorism Laws.

(a) None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee or Controlled Affiliate of any of the foregoing is (i) a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) otherwise currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing activities or business of or with any Person that, at the time of such financing, is the target of any U.S. sanctions administered by OFAC, or in any country or territory that, at the time of such financing, is the target of any comprehensive U.S. sanctions administered by OFAC, except to the extent licensed or otherwise authorized by OFAC.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date. The obligations of the Lenders to provide the Term Commitments and other Credit Extensions on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each of the Loan Parties a counterpart of this Agreement signed on behalf of such party (if applicable), the U.S. Pledge and Security Agreement, each Promissory Note (to the extent requested at least three Business Days prior to the Closing Date), a customary joinder to the Existing Notes intercreditor agreement signed by the parties thereto pursuant to which the Existing Notes shall be secured on a junior basis to the Liens securing the Obligations and each other Loan Document (if any) to be executed on the Closing Date, signed on behalf of such party and (iv) a Borrowing Request in respect of the Term Loans to be borrowed on the date that is twenty-nine (29) days following the Closing Date (or the first Business Day thereafter if such date is not a Business Day) as required by Section 2.03 for the purpose of redeeming the Existing Notes.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank on the Closing Date, a customary written opinion of Kirkland & Ellis LLP, special counsel for Holdings, the Borrower and each other Loan Party, (B) addressed to the Administrative Agent and the Lenders and (C) covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, subject to the terms of the last paragraph of this Section 4.01.

(c) Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its board of directors, members or other governing body (including any committee thereof) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions or written consents are in full force and effect in the form attached thereto on the Closing Date and have not been further amended, modified or repealed as of the Closing Date, (B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify that (x) attached thereto is a true and complete copy of (1) the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of each Loan Party and (2) each Loan Party’s by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (y) as of the Closing Date, each such document or agreement referred to in the foregoing clauses (x)(1) and (2) remains in full force and effect in the form attached thereto or previously provided to the Administrative Agent on the Closing Date and has not been further amended, modified or repealed as of the Closing Date and (ii) a certificate of good standing (or status or subsistence) with respect to each Loan Party from the Secretary of State (or similar official) of the state of such Loan Party’s organization (to the extent relevant and available in the jurisdiction of organization of such Loan Party).

(d) Representations and Warranties. The (i) Specified Acquisition Agreement Representations shall be true and correct as required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects; provided that in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(e) Fees. The Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and as otherwise agreed to in writing by the Borrower and the Arrangers and (ii) all expenses for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, in each case which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans.

(f) Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall have been consummated (to the extent not otherwise applied to the Transactions).

(g) Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit H from a Financial Officer of the Borrower certifying as to the matters set forth therein.

(h) Pledged Stock, Stock Powers. Subject to the final paragraph of this Section 4.01, the Administrative Agent (or its bailee) shall have received the certificates representing the Capital Stock pledged pursuant to the U.S. Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Filings, Registrations and Recordings. Subject to the last paragraph of this Section 4.01 and the terms of each applicable Collateral Document, each document (including any UCC (or similar) financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(j) Transactions. Substantially concurrently with the initial funding of the Loans hereunder, (i) the transactions contemplated by the Acquisition Agreement shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by any Buyer Party (as defined in the Acquisition Agreements) that are materially adverse to the interests of the Arrangers and its respective Affiliates that are party hereto as Lenders on the Closing Date in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any modification, amendment, consent or waiver to or under the definition of Material Adverse Effect in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Arrangers and its respective Affiliates that are party hereto as Lenders on the Closing Date, (b) any decrease in the purchase price shall not be materially adverse to the interests of the Arrangers (or such Affiliates) so long as such decrease is allocated to reduce the Equity Contribution, on the one hand, and the Term Facility, on the other hand, on a pro rata, dollar-for-dollar basis, (c) any increase in the purchase price shall not be materially adverse to the Arrangers (or such Affiliates) so long as such increase is funded by amounts permitted to be drawn under the Term Loan Facility, the Revolving Facility, or the Equity Contribution and (d) other than as set forth in clause (a) above, the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Arrangers (or such Affiliates) shall not otherwise constitute an amendment or waiver).

(k) Material Adverse Effect. Since August 13, 2018, no Material Adverse Effect shall have occurred.

(l) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by the Lenders in writing at least 10 Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) Financial Statements. The Arrangers shall have received (x) the audited consolidated balance sheet of UHS Opco (as defined in the Acquisition Agreement) as of December 31, 2017 and December 31, 2016, and the related audited consolidated statements of operations and cash flows of UHS Opco for each of the fiscal years ended December 31, 2017, 2016 and 2015, together with all related notes and schedules thereto, accompanied by the report thereon of UHS Opco’s independent auditors in each case audited in accordance with the standards of the PCAOB (the “Audited Financial Statements”), (y) the unaudited consolidated balance sheet of UHS Opco as of March 31, 2018, June 30, 2018 and September 30, 2018 and the related unaudited consolidated statements of operations and cash flows of UHS Opco for such quarterly periods then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Historical Financial Statements”) and (z) a pro forma consolidated balance sheet of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) prepared after giving effect to the Transactions (including any hedging transactions in connection therewith) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(n) Refinancing. (i) All existing third party debt for borrowed money of the Target and its subsidiaries under that certain Third Amended and Restated Credit Agreement dated as of November 24, 2015, as amended, restated, supplemented or otherwise modified prior to the date hereof, among Borrower, Holdings, the lenders party thereto and Bank of America, N.A., as administrative agent shall have been repaid, redeemed, defeased, discharged, refinanced or terminated and all commitments thereunder (terminated and (ii) an irrevocable notice of redemption with respect to the Existing Notes shall have been issued (the “Refinancing”).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied, by funding its Loans hereunder (or in connection with any Assignment and Assumption), the Administrative Agent and each Lender that has executed this Agreement (or such Assignment and Assumption) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under and in connection with UCC and (ii) a pledge of the Capital Stock of the Borrower and the Subsidiary Guarantors organized under the laws of the U.S. or any state thereof with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, if any) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected within 90 days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.

Section 4.02. Each Credit Extension. After the Closing Date, and subject to, in the case of clauses (b) and (c) below, the terms of Section 1.09, to the extent the proceeds of any Revolving Loan are being used to finance a Limited Condition Transaction, the obligation of each Revolving Lender and Issuing Bank to make a Credit Extension is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.02 or (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that a representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or period, as the case may be.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension after the Closing Date shall, to the extent required by this Section 4.02, be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE 5 AFFIRMATIVE COVENANTS

Until the date that all the Revolving Credit Commitments and any commitments added under Sections 2.21, 2.22 or 9.02(c) have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than (i) contingent indemnification obligations for which no claim or demand has been made and/or (ii) Guaranteed Obligations in respect of Banking Services Obligations and Secured Hedging Obligations) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, in each case in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed (such date, the “Termination Date”), each of Holdings (solely to the extent applicable to it), the Borrower and its Subsidiaries covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (or, 90 days for the fiscal quarter ending March 31, 2019)), the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and, commencing with the financial statements for the Fiscal Quarter ended March 31, 2020, for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, subject to the absence of footnotes, normal audit and year-end adjustments and the effects of acquisition accounting.

(b) Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (or, 120 days for the fiscal year of the Borrower ending December 31, 2018)), (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Year, and commencing with financial statements for the Fiscal Year ended December 31, 2019, setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with, commencing with the fiscal year of the Borrower ending December 31, 2019, a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for qualifications pertaining to impending debt maturities occurring within 12 months of such audit or a breach or anticipated breach of financial covenants), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated in conformity with GAAP.

(c) Compliance Certificate. Commencing with the fiscal period ended March 31, 2019, together with each delivery of consolidated financial statements of the Borrower pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default has occurred and is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (B) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth Excess Cash Flow for each Fiscal Year beginning with the financial statements for the Fiscal Year ended on December 31, 2019 and (C) in the case of financial statements delivered pursuant to Section 5.01(a) and 5.01(b), setting forth (1) the First Lien Leverage Ratio and (2) if the Revolving Facility Test Condition was applicable as of the date of such financial statements, the financial covenant set forth in Section 6.15 as of the date of such financial statements, (ii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of income and the consolidated balance sheet and (iii) a list identifying each subsidiary of the Borrower as a Subsidiary or an

Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list.

(d) [Reserved] .

(e) Notice of Default. Promptly upon any Responsible Officer of Holdings or the Borrower obtaining knowledge (i) of any Default or Event of Default or (ii) of the occurrence of any event or change that has caused or would reasonably be expected to cause or evidences either in any case or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters.

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that, individually or together with all ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof.

(h) [Reserved].

(i) Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number (to the extent necessary to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral).

(j) Other Information. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its public security holders acting in such capacity or by any Subsidiary of the Borrower to its public security holders other than the Borrower or another Subsidiary of the Borrower and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, furnished or filed by the Borrower or any of its Subsidiaries with any securities commission or exchange or with the SEC or any governmental or private regulatory authority with jurisdiction over matters relating to securities.

(k) Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the Borrower’s or its Subsidiaries’ financial condition or business.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (x) posts such documents or (y) provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (which such Schedule may be updated from time to time); (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the Borrower’s website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above in respect of information furnished or filed by the Borrower or any of its Subsidiaries with any securities commission or exchange or with the SEC or any governmental or private regulatory authority, such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities commission or exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied by furnishing (A) the applicable financial statements and Narrative Reports of Holdings (or any other Parent Company) or (B) the Borrower’s or Holdings’ (or any other Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b); provided further that notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s Obligations under this Section 5.01) to any third party.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits necessary in the normal conduct of its business except to the extent (other than with respect to the preservation of existence of the Borrower) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and, in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all tangible property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with insurance companies that the Borrower believes (in good faith judgment of the management of the Borrower) are financially sound and reputable insurers at the time the relevant coverage is placed or renewed, insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) to the extent applicable, name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy with respect to the Collateral (excluding any business interruption insurance policy), contain a loss payable clause or endorsement to the extent available from such insurance carrier that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and, to the extent available, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice for any cancellation due to non-payment of premiums).

Section 5.06. Inspections.

The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, and (y) except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower in accordance with Section 9.03(a) at any time during normal business hours and upon reasonable advance notice; provided that notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s Obligations under this Section 5.06) to any third party.

Section 5.07. Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, as the case may be, and permit the preparation of consolidated financial statements in accordance with GAAP to be derived therefrom.

Section 5.08. Compliance with Laws. The Borrower will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, sanctions administered by OFAC, the USA PATRIOT Act and the United States Foreign Corrupt Practices Act of 1977), except to the extent the failure of the Borrower or such Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at the Borrower’s or any other Loan Party’s real property or with respect to any Environmental Claims, in each case, that would reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state or local governmental or regulatory agency under any Environmental Laws that would reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by the Borrower or any of its Subsidiaries or any other Persons of which the Borrower or any of its Subsidiaries has knowledge in response to (1) any Hazardous Materials Activities, the existence of which has a reasonable possibility of resulting in one or more Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (C) the Borrower’s discovery of any occurrence or condition arising under Environmental Law or relating to Hazardous Materials on any real property adjoining or in the vicinity of any Facility that reasonably would be expected to have a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all non-privileged written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state or local governmental or regulatory agency that would reasonably be expected to have a Material Adverse Effect, and (C) any request made to the Borrower or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which would reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that would reasonably be expected to expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could subject the Borrower or any of its Subsidiaries to any additional obligations or requirements under any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary and required under Environmental Law to (i) cure any violation of Environmental Laws by such Loan Party or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case of (i) and (ii), where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The board of directors (or equivalent governing body or any committee thereof) of the Borrower may at any time designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that immediately before and after such designation (including after the reclassification of the investments, indebtedness and Liens pursuant to the last sentence of this Section 5.10), no Default or Event of Default shall have occurred and be continuing. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a re-designation of such Unrestricted Subsidiary as a Subsidiary, the Borrower shall be deemed to continue to have an Investment in a Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 5.11. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (a) on the Closing Date, (i) to Cash collateralize or otherwise fund any insurance obligations outstanding on the Closing Date to the extent backstop or replacement Letters of Credit for the Borrower’s and its Subsidiaries’ existing insurance obligations cannot be issued on the Closing Date, (ii) to fund any working capital needs or any working capital adjustments of the Borrower, (iii) to finance the Transactions (including the payment of Transaction Costs) and (iv) to pay any underwriting fees in connection with this

Agreement; provided that the aggregate amount borrowed on the Closing Date pursuant to clause (iii) shall not exceed $15,000,000 and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions, the Amendment No. 1 Effective Date Transactions, the Amendment No. 2 Effective Date Transactions and the Amendment No. ~~2~~ 3 Effective Date Transactions), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents). The Borrower shall use proceeds of the Term Loans to effect the refinancing of the Existing Notes; provided that the Term Loans may be drawn one (1) Business Day prior to the date on which the Existing Notes will be redeemed as specified in the irrevocable notices of redemption with respect to the Existing Notes. The Borrower will use the proceeds of the Amendment No. 1 Term Loans funded on the Amendment No. 1 Effective Date for Permitted Acquisitions and general corporate purposes, including to repay any Revolving Loans previously used to finance Permitted Acquisitions or the making of other similar Investments permitted herein. The Borrower will use the proceeds of the Amendment No. 2 Term Loans funded on the Amendment No. 2 Effective Date to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses and other investments). The Borrower will use the proceeds of the Amendment No. 3 Term Loans funded on the Amendment No. 3 Effective Date to finance the Amendment No. 3 Effective Date Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

Section 5.12. Additional Collateral; Further Assurances.

(a) Subject to applicable law, the Borrower and each other Loan Party shall cause each Subsidiary (other than any Excluded Subsidiary) formed or acquired or that otherwise becomes a Subsidiary pursuant to Section 5.10 after the date of this Agreement to become a Loan Party on or prior to the later to occur of (i) the date that is 30 days following the date of such formation or acquisition (or such later date as may be acceptable to the Administrative Agent in its discretion) and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the date of such formation or acquisition and the date that is 45 days after the end of the most recently ended Fiscal Quarter (or such later date as may be acceptable to the Administrative Agent in its discretion), by executing a Joinder Agreement in substantially the form attached as Exhibit D hereto (the “Joinder Agreement”) and a Security Agreement Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, (ii) will take such actions as may be required in accordance with the terms hereof or of the applicable Collateral Documents to grant and perfect Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations set forth herein and in the other Loan Documents) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of a customary intercreditor agreement having terms to be reasonably agreed between the Administrative Agent and the Borrower and (iii) with respect to any Material Real Estate Asset owned by each such Person, will comply with the requirements set forth in Section 5.12(d).

(b) The Borrower and each Subsidiary Guarantor will cause all Capital Stock directly owned by them in any wholly-owned direct Subsidiary to be subject at all times to a First Priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents; provided, that, in no event will the Borrowers or any Subsidiary Guarantor be required to pledge or perfect more than 65.0% of the voting power of Capital Stock (which for this purpose includes any instrument treated as Capital Stock for U.S. federal income tax purposes) of any Foreign Subsidiary or Disregarded Domestic Subsidiary of such Loan Party.

(c) Without limiting the foregoing, each Loan Party will promptly execute and deliver, or cause to be promptly executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable), which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Borrower in accordance with Section 9.03(a).

(d) Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Asset is acquired by any Loan Party after the Closing Date (other than any asset constituting Collateral under the U.S. Pledge and Security Agreement that becomes subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, within 90 days of such request (or such longer period as may be acceptable to the Administrative Agent) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section 5.12 as it relates to Material Real Estate Assets, all at the expense of the Borrower in accordance with Section 9.03(a). The Loan Parties shall within 90 days following a request by the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion) cause the Mortgages on each such Material Real Estate Asset acquired by any Loan Party after the Closing Date to be executed, delivered and recorded and in connection therewith deliver corresponding UCC fixture filings, title insurance policies (including any endorsements thereto), surveys, local counsel opinions and other documentation that the Administrative Agent shall reasonably require.

(e) After any Domestic Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrower shall cause such Domestic Subsidiary to take all actions required by this Section 5.12 (within the time periods specified herein) as if such Domestic Subsidiary were then formed or acquired.

Notwithstanding anything to the contrary in this Section 5.12 or any other Collateral Document, (a) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which (i) the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent or (ii) the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the granting of such Lien therein would violate the terms of such license, agreement or similar contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or would trigger the termination of any contract pursuant to any “change of control” or similar provision, (b) no Lien on Real Estate Assets shall be required except in respect of Material Real Estate Assets (provided that if a mortgage tax will be owed on the entire amount of the Secured Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Mortgaged

Property and (y) the estimated fair market value of the Mortgaged Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower, which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount), (c) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. and there shall be no Collateral Document (or other security or pledge agreements, mortgages or deeds) governed under the laws of any non-U.S. jurisdiction and no intellectual property filings or searches shall be required outside of the U.S., (d) Liens required to be granted or perfected pursuant to this Section 5.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents, (e) the Loan Parties shall not be required to seek or obtain any landlord lien waiver, estoppel, warehousemen waiver or other collateral access or similar letter or agreement and (f) no Loan Party shall be required to (i) grant or take any other action with respect to a security interest in any Excluded Assets (as defined in the U.S. Pledge and Security Agreement) or (ii) take any action with respect to perfection of any security interest in (A) assets requiring perfection through control agreements or other control arrangements (other than control of promissory notes and pledged Capital Stock as provided in this Agreement the U.S. Pledge and Security Agreement and filing of UCC-1 financing statements), (B) vehicles or other assets subject to state law certificate of title statutes to the extent a security interest therein may not be perfected by the filing of a UCC-1 financing statement, (C) commercial tort claims to the extent a security interest therein may not be perfected by the filing of a UCC-1 financing statement or (D) Letter-of-Credit Rights to the extent a security interest therein may not be perfected as supporting obligations by the filing of a UCC-1 financing statement on the primary collateral.

Section 5.13. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings with respect to the Borrower and a public rating of the Credit Facilities from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14. Post-Closing Obligations. The Borrower shall complete each of the actions described on Schedule 5.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.14 with respect to such action or such later date as the Administrative Agent may agree in its sole discretion.

ARTICLE 6 NEGATIVE COVENANTS

Until the Termination Date has occurred, each of Holdings (solely with respect to Section 6.14) and the other Loan Parties covenant and agree with the Lenders that:

Section 6.01. Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including, without limitation, any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that in the case of any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party (other than in the ordinary course of business), such Indebtedness shall be permitted as an Investment by Section 6.06; provided, further, that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms reasonably acceptable to the Administrative Agent;

(c) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisitions permitted hereunder or other purchases of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Subsidiary pursuant to such agreements;

(d) Indebtedness which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness in respect of commercial credit cards, stored value cards, purchasing cards and treasury management services, including Banking Services Obligations, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among Holdings and its subsidiaries, and Deposit Accounts;

(f) (x) Indebtedness in respect of Guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (z) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranty or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Guarantees of Indebtedness or other obligations of the Borrower or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party the related Investment is permitted under Section 6.06;

(h) Indebtedness existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01(h), intercompany Indebtedness outstanding on the Closing Date and any other Indebtedness permitted to be incurred on or prior to the Closing Date pursuant to the Acquisition Agreement in connection with the transactions contemplated in connection therewith;

(i) Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate principal amount at any time outstanding of such Indebtedness shall not exceed the greater of (i) $36,500,000 and (ii) 25% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis;

(j) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums and/or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of assets in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $36,500,000 and (ii) 25% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis;

(m) Indebtedness of (i) a Person that becomes a Subsidiary or Indebtedness assumed in connection with an acquisition or Investment permitted hereunder after the Closing Date and/or (ii) incurred in connection with an acquisition or Investment permitted hereunder; provided that (x) in the case of clause (i), such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in connection or contemplation thereof or (y) the aggregate principal amount at any time outstanding of such Indebtedness shall not exceed the sum of (A) the greater of (1) $30,000,000 and (2) 20% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, plus (B) additional Indebtedness so long as the Total Leverage Ratio does not exceed 5.50:1.00 as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, prior to the date of the execution of the definitive agreement governing such acquisition;

(n) Indebtedness consisting of promissory notes issued to any stockholders of any Parent Company or any current or former directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(o) the Borrower and its Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (h) (in the case of intercompany debt, to the extent re-financed with other intercompany indebtedness), (i), (l), (m), (s), (u), (w), (x) and (gg) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement, (B) by an amount equal to any existing commitments unutilized thereunder and (C) by additional amounts permitted to be incurred pursuant to this Section 6.01 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 6.02), (ii) other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (h), (l), (m) or (w) of this Section 6.01, such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, shall not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and, in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) of this Section 6.01, other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of such

Refinancing Indebtedness shall be as agreed between the Borrower and the lenders providing such Refinancing Indebtedness, (iv) except in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) of this Section 6.01, such Indebtedness is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that such Indebtedness may go from being secured to being unsecured), (v) except in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) of this Section 6.01, such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01, Section 6.02 and Section 6.06), (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Collateral), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness shall be subordinated to the Collateral) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vii) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01 as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (viii) in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) of this Section 6.01, (A) such Indebtedness shall be pari passu or junior in right of payment and be pari passu or junior with respect to security with the remaining Obligations hereunder, or shall be unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to customary intercreditor arrangements having terms to be reasonably agreed between the Administrative Agent and the Borrower, (B) if such Indebtedness being refinanced, refunded or replaced is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become a part of the Collateral), (C) if such Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party (unless such Person substantially concurrently becomes a Loan Party) and (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(p) Indebtedness in respect of the Existing Notes until the redemption thereof on or prior to the Funding Date;

(q) additional Indebtedness in an aggregate principal amount or face amount at any time outstanding not to exceed the greater of (i) $15,000,000 and (ii) 10% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes and denominated in currencies other than Dollars;

(r) Indebtedness of the Borrower or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(s) additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $60,000,000 and (ii) 40% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis;

(t) [reserved];

(u) additional Indebtedness so long as (i) if such Indebtedness is secured by Liens on the Collateral that are pari passu to the Liens securing the Secured Obligations, the First Lien Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis would not exceed 4.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 (as determined on a Pro Forma Basis) and the First Lien Leverage Ratio immediately prior to such transaction) (provided, that if such Indebtedness is a U.S. dollar denominated term loan facility secured by a Lien on the Collateral that is pari passu with the Liens securing the Secured Obligations, the MFN Provisions shall have been complied with as if such Indebtedness was considered an Incremental Term Loan (subject to the qualifications and exceptions set forth therein, including the MFN Trigger Amount), (ii) if such Indebtedness is secured by Liens on the Collateral that are junior to the Liens securing the Secured Obligations, the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis would not exceed 5.00:1.00 (or, to the extent such Indebtedness is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 5.00:1.00 (as determined on a Pro Forma Basis) and the Senior Secured Leverage Ratio immediately prior to such transaction), or (iii) if such Indebtedness is unsecured or is secured by assets that are not Collateral, either (I) the Total Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis would not exceed 5.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the greater of 5.50:1.00 (as determined on a Pro Forma Basis) and the Total Leverage Ratio immediately prior to such transaction) or (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would be at least 2.00:1.00 (or, to the extent such Indebtedness is incurred in connection with any Permitted Acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio immediately prior to such transaction); provided that, in the case of any Indebtedness incurred under this Section 6.01(u), (A) subject to the Maturity Carveout, such Indebtedness shall not mature prior to the maturity date of the Initial Term Loans or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Initial Term Loans, (B) the other terms and conditions of such Indebtedness shall be as agreed between the Borrower and the lenders providing such Indebtedness, (C) any such Indebtedness that is secured on a pari passu or junior basis with respect to the Collateral shall be subject to customary intercreditor arrangements having terms to be reasonably agreed between the Administrative Agent and the Borrower, and (D) the aggregate principal amount at any time outstanding of such Indebtedness of Subsidiaries that are non-Loan Parties incurred pursuant to this Section 6.01(u) shall not exceed the greater of (x) $36,500,000 and (y) 25% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis;

(v) [reserved];

(w) Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(x) secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrower (or a co-issuer in addition thereto) in lieu of Incremental Facilities (such notes or loans, “Incremental Equivalent Debt”), in each case, on terms and conditions as agreed between the Borrower and the lenders providing any such Incremental Equivalent Debt; provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.21 of this Agreement (other than those provided solely in reliance on Section 2.21(a)(y) of this Agreement), shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall be subject to clauses (vi) and (vii) of the proviso to Section 2.21(a) of this Agreement, (iii) any such notes and/or loans that are secured shall be secured only by the Collateral and on a pari passu or junior basis with the Secured Obligations, (iv) any such Incremental Equivalent Debt that ranks pari passu or junior in right of security or in right of payment will be subject to subject to customary intercreditor arrangements having terms to be reasonably agreed between the Administrative Agent and the Borrower (v) such Incremental Equivalent Debt shall not be secured by assets other than the Collateral and shall not be guaranteed by any Person that is not a Loan Party; (vi) if such Indebtedness is in the form of a U.S. Dollar denominated term loan facility of the Loan Parties and is secured by a Lien on the Collateral that is pari passu with the Liens securing the Secured Obligations, the MFN Provisions shall have been complied with as if such Indebtedness were considered an Incremental Term Loan (subject to the qualifications and exceptions set forth therein, including the MFN Trigger Amount) and (vii) except to the extent provided in Section 1.09(a), if the proceeds of any Incremental Equivalent Debt are being used to finance a Limited Condition Transaction, no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Incremental Equivalent Debt;

(y) Indebtedness (including obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(z) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(aa) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued, or made, hereunder;

(bb) Indebtedness of any Subsidiary supported by a Letter of Credit in an aggregate principal amount not to exceed the Stated Amount of such Letter of Credit (but which Stated Amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(dd) additional Indebtedness in an aggregate amount outstanding not to exceed the greater of (i) $15,000,000 and (ii) 10% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as an account party in respect of trade letters of credit issued in the ordinary course of business;

(ee) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder;

(gg) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.23 and any Permitted Refinancing thereof;

(hh) Indebtedness in an aggregate amount up to the aggregate cash contributions made to the Borrower after the Closing Date (other than amounts constituting a Cure Amount or an Available Excluded Contribution Amount and to the extent such cash contribution has not been otherwise applied); and

(ii) Indebtedness incurred in reliance on the Available Amount.

Section 6.02. Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Secured Obligations;

(b) Liens for Taxes, assessments or other governmental charges or levies which are (i) not then more than 30 days overdue or, if more than 30 days overdue, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03, (ii) being contested in good faith in accordance with Section 5.03 or (iii) with respect to which the failure to make payment could not reasonably be expected to result in a Material Adverse Effect;

(c) inchoate, statutory or common law Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, construction contractors and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement or (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or other Lien granted to, or rights reserved to or vested in, or limitations, provisos and conditions, if any, expressed in any original grant from, any Governmental Authority, to control or regulate the use of any real property or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens on assets securing Indebtedness permitted pursuant to Section 6.01(o); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is refinanced (other than the proceeds and products thereof, accessions thereto and improvements thereon) or as otherwise permitted under this Section 6.02 with respect to such Lien and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable (as reasonably determined by the Borrower), taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or shall be otherwise reasonably acceptable to the Administrative Agent;

(l) Liens described on Schedule 6.02 and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(l); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(m) on assets acquired or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (y) was not created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to Section 6.01(u) to the extent permitted to be secured thereunder;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits and (iii) bankers Liens and rights and remedies as to Deposit Accounts;

(q) Liens on assets and Capital Stock of Subsidiaries that are non-Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of non-Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(s) Liens disclosed in the title insurance policies delivered pursuant to Section 5.12 with respect to any Mortgaged Property and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t) Liens securing Indebtedness incurred pursuant to Sections 6.01(v) and (x), to the extent permitted to be secured thereunder, subject to subject to customary intercreditor arrangements having terms to be reasonably agreed between the Administrative Agent and the Borrower;

(u) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $36,500,000 and (ii) 25% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, prior to the date of the applicable incurrence;

(v) Liens on assets securing judgments, awards, attachments or decrees not constituting an Event of Default under Section 7.01(h);

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries (other than an Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), (d), (f), (q), (y), (aa) and (bb);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC;

(aa) Liens (i) in favor of the Borrower or the Loan Guarantors and (ii) granted by any non-Loan Party in favor of any other non-Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transactions of the type described in Section 6.01(r), (ii) obligations of the type described in Section 6.01(ii) and (iii) obligations of the type described in Section 6.01(e);

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on the assets of the Borrower or any Subsidiary permitted to be incurred pursuant to the Acquisition Agreement in connection with the transactions contemplated in connection therewith;

(gg) Liens on Cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(hh) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(ii) licenses and sublicenses of IP Rights;

(jj) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(kk) Liens incurred in reliance on the Available Amount; and

(ll) Liens in respect of the Existing Notes that are junior to the Liens securing the Obligations pursuant to an applicable intercreditor agreement, until the redemption thereof on or prior to the Funding Date.

Section 6.03. No Further Negative Pledges. The Borrower shall not nor shall it permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness;

(c) restrictions contained in the documentation governing Indebtedness permitted by clauses (l), (s), (u), (v) and (x) of Section 6.01 (and clause (o) of Section 6.01 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (a), (l), (s), (u), (v) and (x) of Section 6.01);

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g) any encumbrance or restriction assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;

(i) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j) restrictions set forth in documents which exist on the Closing Date;

(k) restrictions contained in documents governing Indebtedness and Liens on Capital Stock permitted hereunder of any Subsidiary that is not a Loan Party;

(l) restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Banking Services Obligation or obligations of the type referred to in Section 6.01(e); and

(m) other restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower shall not pay or make any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company), franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries); provided that Restricted Payments under this clause (a)(i)(A) that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more Cash distributions, advances or loans to Holdings or any of its Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such costs, expenses, franchise fees and Taxes and similar fees, Taxes and expenses or (y) the amount of such Restricted Payments made by the Borrower on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses at such Parent Company to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries; provided that Restricted Payments under this clause (a)(i)(C) that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more Cash distributions, advances or loans to Holdings or any of its Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such accounting and reporting expenses or (y) the amount of such Restricted Payments made by Borrower on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof;

(D) for the payment of insurance premiums to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries; provided that Restricted Payments under this clause (a)(i)(D) that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more Cash distributions advances or loans to Borrower or any of its Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such insurance premiums or (y) the amount of such Restricted Payments made by Borrower on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof;

(E) pay fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated);

(F) to pay the consideration to finance any Investment permitted under Section 6.06 (provided that (x) such Restricted Payments under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Company shall, promptly following the closing thereof, cause all such property acquired to be contributed to the Borrower or one of its Subsidiaries, or the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one of its Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or such Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any Immediate Family Member thereof) of any Parent Company plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of any Parent Company, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing) are directly attributable and reasonably allocated to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose; provided that Restricted Payments under this clause (a)(i)(G) that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more Cash distributions, advances or loans to Borrower or any of its Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such salary, bonus, severance and other benefits or (y) the amount of such Restricted Payments made by Borrower on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof.

(ii) the Borrower may make Tax Distributions;

(iii) the Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of

Capital Stock of any Parent Company, the Borrower or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Immediate Family Member thereof) of any Parent Company, the Borrower or any subsidiary:

(A) in accordance with the terms of notes issued pursuant to Section 6.01(n), so long as the aggregate amount of all Cash payments made in respect of such notes, together with the aggregate amount of Restricted Payments made pursuant to clause (D) of this clause (iii), does not exceed the greater of $30,000,000 and 20% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available, as determined on a Pro Forma Basis in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(B) with the proceeds of any sale or issuance of the Capital Stock of any Parent Company to the extent such proceeds have been contributed to the capital of the Borrower;

(C) with the net proceeds of any key-man life insurance policies received during such Fiscal Year; or

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all Cash payments made in respect of notes issued pursuant to Section 6.01(n), the greater of $30,000,000 and 20% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available, as determined on a Pro Forma Basis in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(iv) the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (a)(iv)(A); provided that the Available Amount shall not be available for any Restricted Payment pursuant to this clause (iv)(A) for so long as, on the date of the declaration thereof, an Event of Default described in Section 7.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iv)(B) to the extent such Restricted Payment is made within 12 months of the date of designation of such Available Excluded Contribution Amount;

(v) the Borrower may make Restricted Payments (1) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company or (2) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any subsidiary or Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in clause (A), including demand repurchases in connection with the exercise of stock options;

(vi) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of options or warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise;

(vii) the Borrower may make Restricted Payments the proceeds of which are applied (A) on the Closing Date, solely to effect the consummation of the Transactions, and (B) on and after the Closing Date, to satisfy any payment obligations owing under the Acquisition Agreement (as in effect on the date hereof) and the payment of any Transaction Costs;

(viii) so long as no Event of Default shall have occurred and be continuing at the time of the declaration thereof, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of up to 7.00% of the market capitalization of the Borrower;

(ix) the Borrower may make Restricted Payments to (1) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (2) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(x) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(xi) so long as no Default or Event of Default described in Section 7.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments not to exceed the greater of (i) $26,000,000 and (ii) 17.50% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, prior to the date of the applicable incurrence;

(xii) the Borrower may make additional Restricted Payments if on the date of the distribution thereof, (1) no Default or Event of Default described in Section 7.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom and (2) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would not exceed 4.25:1.00; and

(xiii) the Borrower may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof.

(b) The Borrower shall not, nor shall it permit any Subsidiary to, make any payment in Cash, securities or other property on or in respect of principal of or interest on any (x) Subordinated Indebtedness or (y) Indebtedness secured by Liens on the Collateral that are junior to the Liens securing the Secured Obligations (such Indebtedness, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) the purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due in respect of any Restricted Debt (other than payments with respect to Subordinated Indebtedness prohibited by the subordination provisions thereof);

(iv) payments with respect to intercompany Indebtedness permitted under Section 6.01, subject to the subordination provisions applicable thereto;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of Restricted Debt into Qualified Capital Stock of any Parent Company, the Borrower or any Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A); provided that (1) the Available Amount shall not be available for any Restricted Debt Payment pursuant to this clause (vi)(A) for so long as, on the date of the delivery of irrevocable notice with respect thereto, an Event of Default described in Section 7.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B) to the extent such Restricted Debt Payment is made within 12 months of the date of designation of such Available Excluded Contribution Amount; and

(vii) (A) So long as no Event of Default described in Section 7.01(a), (f) or (g) exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed the greater of $45,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis and (B) additional Restricted Debt Payments if on the date of delivery of irrevocable notice with respect thereto, (x) no Event of Default described in Section 7.01(a), (f) or (g) exists or would result therefrom and (y) the First Lien Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements are available would not exceed 4.25:1.00.

Section 6.05. Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document or, in each case, in any agreements with respect to refinancings, renewals or replacements of such Indebtedness permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Subsidiaries to enter into or cause to exist any agreement restricting the payment of dividends or other distributions or the making of Cash loans or advances by any Subsidiary to the Borrower or any other Loan Party that is a Subsidiary of the Borrower, except:

(a) in any agreement evidencing (x) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (y) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if such encumbrance or restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness and (z) Indebtedness permitted pursuant to clauses (l), (o) (as it relates to Indebtedness in respect of clauses (a), (s), (u) and (x) of Section 6.01), (s), (u) and (x) of Section 6.01);

(b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for the Disposition of a Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending such Disposition;

(f) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(h) on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i) set forth in documents which exist on the Closing Date;

(j) customary net worth or similar provisions contained in leases, contracts or other documents entered into by the Borrower or any Subsidiary so long as the Borrower or such Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Borrower or such Subsidiary to meet its ongoing obligations;

(k) (A) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit and (B) those arising in any Hedge Agreement or any agreement relating to any Banking Services Obligation or obligations of the type set forth in Section 6.01(e); and

(l) restrictions of the types referred to in the first paragraph of this Section 6.05 above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or any Subsidiary and (ii) Investments made after the Closing Date among the Borrower and the Subsidiaries that are Loan Parties;

(c) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) Investments made (x) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (y) by any Loan Party in any Subsidiary that is not a Loan Party;

(e) Permitted Acquisitions;

(f) Investments existing on, or contractually committed to as of, the Closing Date and described on Schedule 6.06 or consisting of intercompany Investments outstanding on the Closing Date and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers (or their respective Immediate Family Members) of any Parent Company, the Borrower or its Subsidiaries to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company or Subsidiary, (i) in an aggregate principal amount not to exceed the greater of $15,000,000 and 10% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available at any one time outstanding or (ii) so long as the proceeds of such Capital Stock are substantially contemporaneously contributed to the Borrower or such Subsidiary;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (g)), Permitted Liens, Restricted Payments

permitted under Section 6.04 (other than Section 6.04(a)(x)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on sub-clause (ii)(y)), Section 6.07(b) (if made in reliance on clause (ii)), Section 6.07(c)(i) (if made in reliance on the proviso therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amounts, if any, attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries)) or any Loan Party in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of Holdings, any Parent Company or any Subsidiary or the Borrower, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of a Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 6.06 after the Closing Date to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) the Transactions;

(q) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed (i) the greater of $75,000,000 and 50% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis plus (ii) in the event that (A) any Loan Party makes any Investment after the Closing Date in any Person that is not a Subsidiary and (B) such Person subsequently becomes a Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Subsidiary;

(r) Investments made after the Closing Date by the Borrower and its Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and (ii) the portion, if any, of the

Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii) to the extent such Investment is made within 12 months of the date of designation of such Available Excluded Contribution Amount;

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries, in each case in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.04(a); provided that any such Investments made as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments made by any Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment made by a Loan Party in such Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (y) of Section 6.06(d));

(v) Investments under any Derivative Transactions permitted to be entered into under Section 6.01;

(w) Investments in any subsidiary in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired or after giving effect to such Investment, the Borrower and its Subsidiaries shall otherwise be in compliance with Section 5.12;

(x) Investments in joint ventures, Unrestricted Subsidiaries or in a Subsidiary to enable such Subsidiary to make Investments in joint ventures, in an aggregate outstanding amount not to exceed the greater of $30,000,000 and 20% of Consolidated Adjusted EBITDA of the Borrower as of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis;

(y) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(z) Investments in Holdings, the Borrower or any subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(aa) [reserved];

(bb) additional Investments if (i) an Event of Default described in Section 7.01(a), (f) or (g) shall not have occurred and be continuing or would result therefrom and (ii) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, would not exceed 4.50:1.00; and

(cc) Investments consisting of the licensing, sublicensing or contribution of IP Rights.

Section 6.07. Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Disposition having a fair market value in excess of the greater of (i) $9,000,000 and (ii) 6% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, in a single transaction or in a related series of transactions, except:

(a) (i) the Borrower may be merged, consolidated or amalgamated with or into any Person, or convey, sell, transfer or otherwise dispose of all or substantially all of its business, assets or property to another Person; provided, that (v)(A) the Borrower shall be the surviving Person or (B) with respect to the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Borrower) or to which such conveyance, sale, lease or sublease, transfer or other disposition will have been made (the Borrower or such surviving Person, the “Successor Person”), (w) such Successor Person shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto and/or thereto in form reasonably satisfactory to the Administrative Agent, (x) such Successor Person shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia, (y) no Default or Event of Default then exists or would result therefrom and (z) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clauses (w), (x) and (y) of this proviso and (ii) any Subsidiary of the Borrower may be merged or consolidated or amalgamated with or into, or convey, sell, transfer or otherwise dispose of all or substantially all of its business, assets or property to, the Borrower, any other Subsidiary or any other Person; provided that (w) in the case of such a transaction involving the Borrower, the Borrower shall be the continuing or surviving Person, (x) [Reserved], (y) in the case of such a transaction involving any Subsidiary Guarantor, either (A) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume all of the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a part of pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06 and (z) in the case of such a transaction involving a Subsidiary, either (A) a Subsidiary shall be the continuing or surviving Person or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06; provided, further that if the conditions set forth above in clause (i) are satisfied, the Successor Person will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(b) Dispositions (including of Capital Stock) among the Borrower and its Subsidiaries (upon voluntary liquidation or otherwise); provided that any such Disposition by a Loan Party to a Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form (x) is in the best interests of the Borrower and (y) is not materially disadvantageous to the Lenders and, in the case of a liquidation or dissolution of any Subsidiary either the Borrower or a Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that in the case of a dissolution or liquidation of a Loan Party that results in a distribution of assets to a Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than Section 6.06(j)) and (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) an Investment permitted under Section 6.06 (other than Section 6.06(j)); provided, further, in the case of a change in the form of entity of any Subsidiary that is a Loan Party, the security interests in the Collateral of such Loan Party shall remain in full force and effect and perfected to the same extent as prior to such change;

(d) (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) (x) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any of its Subsidiaries) or (B) otherwise economically impracticable to maintain and (y) any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which the Borrower reasonably determines are surplus assets;

(f) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the original Investment was made (in each case, for the fair market value thereof);

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(x)) and Sale and Lease-back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value, as determined by the Borrower in good faith; provided that with respect to any such Disposition with a purchase price in an aggregate amount in excess of the greater of $15,000,000 and 10% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75.0% Cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or a Subsidiary) of the Borrower or any applicable Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and its Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $30,000,000 and 20% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available, in each case, shall be deemed to be Cash); provided, further, that (i) immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred that is continuing on the date on which the agreement governing such Disposition is executed and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) do not materially interfere with the business of the Borrower and its Subsidiaries or (ii) relate to closed branches or manufacturing facilities or the discontinuation of any product or service line;

(m) (i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to casualty, foreclosure, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Disposition or consignment, license, sublicense, conveyance of equipment, inventory or other assets (including fee and leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed; provided, that the Net Proceeds of any such Disposition of fee owned Real Estate Assets shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(p) Dispositions in connection with the Transactions;

(q) Dispositions of non-core assets acquired in connection with an acquisition permitted hereunder and sales of Real Estate Assets acquired in an acquisition permitted hereunder which, within 90 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii) and (ii) no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) within 90 days of any such exchange or swap, in the case of any Loan Party and to the extent such property does not constitute an “Excluded Asset” (as defined in the U.S. Pledge and Security Agreement), the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent required) by Section 2.10(b)(ii);

(s) other Dispositions for fair market value, as determined by the Borrower in good faith, in an aggregate amount since the Closing Date of not more than the greater of $15,000,000 and 10% of Consolidated Adjusted EBITDA of the Borrower, as of the last day of the most recently ended Test Period for which financial statements are available;

(t) (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any technology or IP Rights of the Borrower or any Subsidiary in the ordinary course of business, (ii) the Disposition, abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the Borrower or its Subsidiaries are no longer economically practicable to maintain, worth the cost of maintaining, or used or useful in any material respect, or (iii) Dispositions of IP Rights through expiration in accordance with their respective statutory terms;

(u) terminations of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sale of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower or any Subsidiary;

(x) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(y) Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrower and the Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided that as to each and all such sales and closings, (i) on the date on which the agreement governing such Disposition is executed, no Event of Default shall result and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(z) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(aa) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for Cash and/or Cash Equivalents.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Section 6.08. Sales and Lease-Backs. The Borrower shall not, nor shall it permit any of its Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or Subsidiary to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(l) (or which otherwise constitutes a Capital Lease or purchase money Indebtedness permitted by Section 6.01), (B) described on Schedule 6.08 hereto or (C)(1) made for Cash consideration, (2) the Borrower or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (C) shall not exceed the greater of $45,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis.

Section 6.09. Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving, pursuant to any such transaction, payments in excess of the greater of (i) $9,000,000 and (ii) 6% of Consolidated Adjusted EBITDA of the Borrower as of the last day of the most recently ended Test Period for which financial statements are available as determined on a Pro Forma Basis in any Fiscal Year with any of their Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining agreements, employment agreements or arrangements, severance agreements or compensatory (including profit sharing) arrangements entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors;

(d) (i) transactions permitted by Sections 6.01(c), (n), (z) and (cc), 6.04 and 6.06(h), (m), (o), (t), (w), (x), (y), and (z) and (ii) issuances of Capital Stock and debt securities not restricted by this Agreement;

(e) transactions in existence on the Closing Date and described on Schedule 6.09 and any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect;

(f) (x) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, transactions pursuant to the Sponsor Management Agreement and (y) the payment of all indemnities and expenses owed to the parties to the Sponsor Management Agreement and their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (x) and (y) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) loans and other transactions to the extent permitted under this Article 6;

(k) the payment of customary fees, reasonable out of pocket costs to and indemnities provided on behalf of, current or former members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower and its Subsidiaries;

(l) transactions with customers, clients, suppliers or joint ventures purchasers, sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) the making of any intercompany loans by Holdings to the Borrower or any Subsidiary;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(p) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith; and

(q) licenses and sublicenses of IP Rights.

Section 6.10. Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower or its Subsidiaries on the Closing Date and similar, complementary, ancillary or related businesses.

Section 6.11. Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or modify, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) such Person’s Organizational Documents without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrower and any of its Subsidiaries may effect a change to their respective organizational forms to the extent permitted under Section 6.07.

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Restricted Debt (or the documentation governing the foregoing) if the effect of such amendment or change, together with all other amendments or changes made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under Section 6.01 in respect thereof.

Section 6.13. Fiscal Year. The Borrower shall not change its Fiscal Year-end to a date other than December 31; provided, that, the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14. Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money other than (i) the Indebtedness under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness of the Borrower and its Subsidiaries permitted hereunder and (iii) Qualified Holding Company Debt;

(b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents, in each case, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any other subsidiary of the Borrower; (ii) performing its obligations under the Loan Documents, and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting a Qualifying IPO and/or any transaction in connection therewith; (viii) holding Cash and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower and its subsidiaries or contributions to the capital of, or proceeds from the issuance of, Capital Stock of Holdings, in each case, pending the application thereof; (ix) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) performing its obligations under the Sponsor Management Agreement, the Acquisition Agreement and the other documents and agreements, Investments contemplated by the Transactions and transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article 6; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence) and activities incidental to the foregoing; and (xiii) performing activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (A) Holdings may merge or consolidate or amalgamate with or into any other Person (other than the Borrower and any of its subsidiaries except as provided below) so long as (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation or amalgamation is not Holdings, (A) the successor Person shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; (B) such successor shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia; and (C) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under the immediately preceding clauses (A) and (B) hereof; provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents and (B) Holdings may convey, sell or otherwise transfer all or substantially all of its assets to any other Person so long as (v) no Change of Control shall result therefrom, (w) the Person acquiring such assets shall expressly assume all of the obligations of Holdings under this Agreement (and the other Loan Documents to which Holdings or is a party) pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (x) the Person acquiring such assets shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia; (y) the security interest in the Capital Stock of the Borrower shall be perfected to the same extent as prior to such transfer and (z) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (x) and (y) of this clause (B); it being understood and agreed that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings (or any Person comprising Holdings) will succeed to, and be substituted for, Holdings (or the relevant Person comprising Holdings) under this Agreement. Notwithstanding anything to the contrary in this Agreement, Holdings may consolidate or amalgamate or merge with and into the Borrower so long as (A) the direct Parent Company of the Borrower is organized or existing under the laws of the U.S., any state thereof, the District of Columbia or any territory thereof (such direct Parent Company, the “Successor Parent Company”), (B) the Successor Parent Company expressly assumes all of the obligations of Holdings under this

Agreement and the other Loan Documents to which Holdings is a party, as well as any Qualified Holding Company Debt then outstanding, pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (C) the Successor Parent Company has no Indebtedness or other liabilities and engages in no business activities and owns no material assets other than as permitted under this Section 6.14, (D) no Default or Event of Default then exists or would result therefrom, (E) the security interests in the Capital Stock of the Borrower shall be perfected in a manner reasonably satisfactory to the Administrative Agent and (F) the Successor Parent Company shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions in the immediately preceding clauses (A) through (E) hereof.

Section 6.15. Financial Covenant.

(a) Maximum First Lien Leverage Ratio. Solely with respect to the Revolving Facility, commencing with the Fiscal Quarter ending March 31, 2019, on the last day of any Fiscal Quarter on which the Revolving Facility Test Condition is then applicable, the Borrower shall not permit the First Lien Leverage Ratio for the Test Period ending on such last day to be greater than 7.00:1.00.

(b) Equity Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon an Event of Default as a result of the Borrower’s failure to comply with Section 6.15(a) above, the Borrower shall have the right (the “Cure Right”) to have Holdings issue equity (which shall be common equity, Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) (contributed in turn as cash common equity to the Borrower)) during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date that financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b)) for Cash or otherwise receive Cash contributions in respect of such equity (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to the following pro forma adjustment: Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of an addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purposes of determining compliance with Section 6.15(a) hereof, including determining compliance with Section 6.15(a) hereof as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) shall be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period of the Borrower there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.15(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the date that financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered, neither the Administrative Agent (or any sub agent therefore) nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (or any sub-agent therefor) nor any other Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of such Event of Default having occurred and being continuing under Section 6.15(a) and (v)(A) during any Test Period in which the Cure Amount is included in the calculation of Consolidated Adjusted

EBITDA pursuant to any exercise of the Cure Right, such Cure Amount shall be counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction to Indebtedness (directly through repayment or indirectly through netting) in the Fiscal Quarter during which such Cure Amount is contributed) for the purpose of determining the Borrower’s compliance with Section 6.15(a) and (B) the Cure Amount shall be disregarded for any other purpose, including for purposes of determining the satisfaction of any financial ratio-based condition, pricing, the availability of any basket under Article 6 of this Agreement and determination of the Available Amount and Available Excluded Contribution Amount.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, with respect to Indebtedness consisting of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and which is not as a result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(c) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate or document required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made (subject, if curable, to a grace period of 30 days following the earlier of (x) knowledge by the Borrower or (y) written notice from the Administrative Agent); or

(d) Breach of Certain Covenants. Failure of the Borrower or any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6 (other than Section 6.09); provided that (i) notwithstanding this clause (d), a breach or default by any Loan Party under Section 6.15(a) will not constitute a Default or an Event of Default with respect to the Term Loans unless the Required Revolving Lenders have accelerated the Revolving Loans or Additional Revolving Loans and terminated the commitments thereunder and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and (ii) any noncompliance under Section 6.15(a) is subject to the Cure Right; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of written notice from the Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries (other than its Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, vacated, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or (iii) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. Any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which a third party insurance company has been notified and not denied coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events, which individually or in the aggregate would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) any material Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, (iii) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Collateral Document (except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent or any Secured Party to take any action within its control, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) or (iv) any Loan Party shall contest the validity or enforceability of any material provision of any Loan Document in writing or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or if an Event of Default in respect of Section 6.15 occurs and is continuing, at the request of the Required Revolving Lenders, only, and in such case, only with respect to the Revolving Facility) shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments or any Additional Commitments, and thereupon such Commitments and/or Additional Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant face amount) of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to the Borrower described in clause (f) or (g) of this Article 7, any such Commitments and/or Additional Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In connection with any acceleration of the Obligations as contemplated by Section 7.01(b)(ii) above, the Designated Obligations shall, automatically and with no further action required by any Administrative Agent, any Loan Party or any Lender, be converted into Dollars based on the Dollar Equivalent amount thereof, determined as set forth in the definition of “Dollar Equivalent” above as of the date of such acceleration and from and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints JPMorgan (or any successor appointed pursuant hereto) as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties (and each Lender and Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that are expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof stating it is notice of such Default or Event of Default is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the properties, books or records of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Loan Parties, the Administrative Agent and each Secured Party agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of Secured Hedging Obligations or Banking Services Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Guarantor under this Agreement or any other Loan Document.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to Secured Hedging Obligations and/or by entering into documentation in connection with Banking Services Obligations, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any such Disposition or other transfer pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; and/or

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral, (in each case, either directly or through one or more acquisition vehicles) in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise;

it being understood that no Lender shall be required to fund any amounts in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Lender and each other Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) shall be entitled to be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount of any such claim for purposes of the credit bid or purchase so long as the fixing or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral at such Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid or purchase in accordance with the second preceding paragraph, then those of the contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or other asset or assets acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) to receive payments from any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount to the extent due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent and Issuing Bank may presume that such condition is satisfactory to such Lender unless the Administrative Agent or Issuing Bank shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Issuing Bank may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving ten days prior written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, the Borrower may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g), no consent of the Borrower shall be required; provided, further, that in no event shall a Disqualified Institution be the successor Administrative Agent. If no successor shall have been so appointed as provided above and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications (including, for the avoidance of doubt, the Borrower consent, if required) set forth above or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if such Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments and communications provided to be made to or through the Administrative Agent shall instead be made to each Lender and Issuing Bank directly (and each Lender and Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), and all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, in each case, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties. Each Lender and Issuing Bank, by delivering its signature page to this Agreement on the

Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Lenders or the Issuing Banks on the Closing Date.

Anything herein to the contrary notwithstanding, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers and the bookrunners shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Each of the Lenders and the Issuing Banks irrevocably authorize and instruct the Administrative Agent to, and the Administrative Agent shall,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02; provided that for the avoidance of doubt, such Lien shall be deemed automatically released without further action of the Administrative Agent to the extent set forth in the last paragraph of Section 6.07 or Section 10.12;

(a) release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a single transaction or related series of transactions permitted hereunder; provided that, for the avoidance of doubt, such Subsidiary Guarantor shall be deemed automatically released from the Loan Guaranty without further action of the Administrative Agent to the extent set forth in Section 10.12 (this clause (b), together with clause (a) above, collectively, the “Release Provisions”);

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted pursuant to Section 6.02(d), (e), (f), (g), (k) (solely with respect to Indebtedness permitted by Sections 6.01(i), (l) and (m) (to the extent such Indebtedness is secured by Section 6.02(u))), (l), (m), (n), (o)(i), (p), (q), (r), (u), (x), (y) (but in respect to Sections 6.01(aa) and (bb), solely to the extent securing any Cash or Cash Equivalents or any other property that does not constitute Collateral), (bb), (cc), (dd) (solely to the extent securing any Cash or Cash Equivalents or any other property that does not constitute Collateral), (ee) and (gg); and

(c) enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Guarantor from its obligations under the Loan Guaranty pursuant to this Article 8 and Section 10.12 hereunder. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents and make any necessary or advisable filings as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Loan Guarantor from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8 (and the Administrative Agent expressly acknowledges such direction and agrees to enter into the necessary and advisable documents and make any such filings which are requested by the Borrower; provided that it is understood that the Administrative Agent shall (if such a certificate is delivered) rely on a certificate of the Borrower, delivered at the Borrower’s sole election, confirming any release or subordination contemplated herein is permitted by the Loan Documents; provided further that the Administrative Agent shall execute any documents requested by the Borrower (and file any requested filings) in connection with such release (and shall return any pledged Collateral no longer constituting Collateral) no later than five Business Days following the delivery of such certificate and the delivery of the applicable draft release documents).

The Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them. Each Lender and Issuing Bank (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in any Additional Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent the Administrative Agent or Issuing Banks (or in each case any Affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent and the Issuing Banks (and in each case any Affiliate thereof) in proportion to their respective Applicable Percentage for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or Issuing Bank (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document in its (or any of its Affiliates’) capacity as Administrative Agent or Issuing Bank; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Issuing Bank’s (or each such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices.

(a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to the Borrower at:

c/o Agiliti Health, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

Attn: James Pekarek, CFO; Matthew McCabe,

VP Finance & Treasurer; and Lee Neumann,

SVP & General Counsel

Tel: (952) 893-3300

Emails: James.pekarek@agilitihealth.com;

matthew.mccabe@agilitihealth.com;

Lee.Neumann@agilitihealth.com

with copies to (which shall not constitute notice):

Thomas H. Lee Partners, L.P.

100 Federal St., 35th Floor

Boston, Massachusetts 02110

Attn: Charles P. Holden, Managing Director and Chief Financial Officer

Tel: (617)-946-2667

Fax: (617)-737-9250

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Eric Wedel

Tel: (212) 446-4784

Fax: (212) 446-4900

Email: ewedel@kirkland.com

if to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, IL 60603

Attn: Leonida Mischke

Fax: 844-490-5663

Email: Leonida.g.mischke@jpmorgan.com

JPM.Agency.Servicing.1@jpmorgan.com

provided that delivery of the Disqualified Institution list to the Administrative Agent (such list, the “DQ List”) and each supplement thereto to the Administrative Agent shall only be deemed to be received and effective if the DQ List and each such supplement is delivered to the following email address JPMDQ_Contact@jpmorgan.com, and shall not be effective until three Business Days after such DQ List and any such supplements are delivered to the Administrative Agent at the address set forth above

(ii) if to any Issuing Bank or any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B) and (C) and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived,

amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) solely with the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may;

(1) increase the Commitment or Additional Commitment of such Lender (other than with respect to any Incremental Revolving Facility pursuant to Section 2.21 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan, unreimbursed LC Disbursement or any amount due on any Loan Installment Date;

(3) extend the scheduled final maturity of any Loan, unreimbursed LC Disbursement or postpone any Loan Installment Date or the date of any scheduled payment of interest, fees or LC Disbursement payable hereunder (in each case, other than extensions for administrative reasons agreed by the Administrative Agent);

(4) reduce the rate of interest (other than to waive any obligations of the Borrower to pay interest at the default rate of interest under Section 2.12(c)) or the amount of any fees owed to such Lender; it being understood that any change in any ratio used in the calculation of any interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder;

(5) extend the expiry date of such Lender’s Commitment or Additional Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; or

(6) change any of the provisions of this Section 9.02(b); and

(B) no such agreement shall:

(1) change the definitions of “Required Lenders” or “Required Revolving Lenders” to reduce any of the voting percentages required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender (in the case of the definition of “Required Lenders”) or each Revolving Lender (in the case of the definition of “Required Revolving Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 10.12 hereof), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 10.12 hereof), without the prior written consent of each Lender; or

(4) amend or modify the provisions of Section 2.17(a) (with respect to pro rata allocation among Lenders), 2.17(b), 2.17(c) or 2.17(d) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with transactions permitted under Sections 2.21, 2.22, or 9.02(c) or as otherwise provided in this Section 9.02), without the prior written consent of each Lender; and

(C) solely with the consent of the Required Revolving Lenders (but without the necessity of obtaining the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify (1) Section 6.15 (or the definition of First Lien Leverage Ratio or any component definition thereof solely as it relates to Section 6.15) or (2) any condition precedent to a Credit Extension under the Revolving Facility; and

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.08, the incurrence of Additional Commitments or Additional Loans pursuant to Sections 2.21, 2.22 or 9.02(c) and the reduction or termination of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except amendments, waivers and consents requiring the consent of all Lenders or all affected Lenders pursuant to Section 9.02(b)(A) and (B) above which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans, Extended Term Loans, Incremental Term Loans or then-existing Replacement Term Loans under the applicable Class (such loans, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus the amount of accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated therewith),

(B) such Replacement Term Loans have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing,

(C) the Replacement Term Loans shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the relevant Term Loans, Extended Term Loans, Incremental Term Loans or other then-existing Replacement Term Loans (provided that if pari passu or junior as to payment or Collateral, such Replacement Term Loans shall be subject to a customary intercreditor agreement having terms to be reasonably agreed between the Administrative Agent and the Borrower, as applicable), or be unsecured,

(D) if any such Replacement Term Loans are secured, they shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become part of the Collateral),

(E) if any such Replacement Term Loans are guaranteed, they shall not be guaranteed by any Person other than one or more Loan Parties (unless such Person substantially concurrently becomes a Loan Party),

(F) any Replacement Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans (and any other Incremental Term Loans, Extended Term Loans or Replacement Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrower and the Lenders providing the relevant Replacement Term Loans,

(G) such Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders providing such Replacement Term Loans, and

(H) the other terms and conditions of such Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity date, subject to preceding clauses (B) through (G)) shall be as agreed between the Borrower and the lenders providing such Replacement Revolving Facilities, and

(ii) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitment or any Additional Revolving Commitments under the applicable Class (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility, plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees, commissions and expenses associated therewith),

(B) no Replacement Revolving Facility shall have a final maturity date (or require commitment reductions) prior to the final maturity date of such Replaced Revolving Facility at the time of such refinancing,

(C) the Replacement Revolving Facility shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the relevant Revolving Credit Commitments or Additional Revolving Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to customary intercreditor arrangements having terms to be reasonably agreed between the Administrative Agent and the Borrower, or be unsecured,

(D) if any such Replacement Revolving Facility is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become part of the Collateral),

(E) if any such Replacement Revolving Facility is guaranteed, it shall not be guaranteed by any Person other than one or more Loan Parties (unless such Person substantially concurrently becomes a Loan Party),

(F) any such Replacement Revolving Facility shall be subject to the same “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans provided for in the proviso in clause (ii) of Section 2.22(a), mutatis mutandis, to the same extent as if fully set forth herein,

(G) such Replacement Revolving Facilities shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders providing such Replacement Revolving Facilities,

(H) the other terms and conditions of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity date, subject to preceding clauses (B) through (G)) shall as agreed between the Borrower and the lenders providing such Replacement Revolving Facilities;

provided, further, that, in respect of each of clauses (i) and (ii) above, any Non-Debt Fund Affiliate and Debt Fund Affiliate shall (x) be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) Debt Fund Affiliates (but not Non-Debt Fund Affiliates) may provide any Replacement Revolving Facility.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans, Commitments and Additional Commitments hereunder). The Borrower shall extend the opportunity to refinance or replace the then outstanding Loans and/or Commitments under the applicable Class to all applicable Lenders on a pro rata basis pursuant to a Refinancing Amendment and in accordance with this

Section 9.02(c). It is understood that any Lender approached to provide all or a portion of Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any other Loan Document, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrower without the input or need to obtain the consent of any other Lenders to (x) comply with Requirements of Law or advice of local counsel, (y) cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.21, 2.22 or 9.02(c) (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent) and (iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks or SyndTrak) of the Credit Facility, the preparation, execution, delivery and administration of the Loan Documents and related documentation, including in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated, but only to the extent such amendments, modifications or waivers were requested by the Borrower to be prepared) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Arranger, the Amendment No. 1 Arranger, ~~and~~ the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers ,the Issuing Banks or the Lenders and each of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Persons, taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Persons, taken as a whole) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made and/or Letters of Credit issued hereunder. Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests (or as otherwise agreed by the Borrower).

(b) The Borrower shall indemnify each Arranger, the Amendment No. 1 Arranger, and the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (except for any Taxes (which shall be governed by Section 2.16) other than any Taxes that represent losses, claims or damages arising from any non-Tax claim) (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use or the proposed use of the proceeds of the Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or other property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate of such Indemnitee or, to the extent such judgment finds such losses, claims, damages, liabilities or related expenses to have resulted from such Indemnitee’s material breach of the Loan Documents or (B) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent or any Arranger or the Amendment No. 1 Arranger, the Amendment No. 2 Arranger or the Amendment No. ~~2 Arranger~~3 Arrangers, acting in its capacity as the Administrative Agent or as an Arranger or Amendment No. 1 Arranger or Amendment No. 2 Arranger or Amendment No. 3 Arrangers) that does not involve any act or omission of the Sponsor, Holdings, the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without their consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of any Indemnitee.

Section 9.04. Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, except, in the case of a claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld or delayed) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans or Additional Commitments added pursuant to Section 2.21, 2.22 or 9.02(c) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 15 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for an assignment to, in the case of the Revolving Facility or any Additional Revolving Facility, another Revolving Lender and, in the case of the Term Facility or any Additional Term Facility, another Lender, an Affiliate of a Lender, an Approved Fund or, in either case, or (y) if an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) (solely with respect to the Borrower) has occurred and is continuing; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to (x) another Lender, an Affiliate of a

Lender or an Approved Fund or (y) an Affiliated Lender, the Borrower or any of their Affiliates; and

(C) any Issuing Bank in the case of the Revolving Credit Commitments, any Additional Revolving Commitments or such Lender’s obligations in respect of its LC Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 in the case of the Term Loans or Additional Term Loans and $5,000,000 in the case of the Revolving Facility or any Additional Revolving Facility unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) in connection with all assignments other than an assignment by a Lender to one or more of its Affiliates; and

(D) the Eligible Assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS forms required under Section 2.16.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and subject to its obligations thereunder and under Section 9.13). If any such assignment by a Lender holding a Promissory Note hereunder occurs after the issuance of any Promissory Note hereunder to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of and stated interest on the Loans owing to such Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.05(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01(a) or (b), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or any other Lender, sell participations to one or more banks or other entities (other than to any Disqualified Institution, any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or, other than with respect to participations to Debt Fund Affiliates (any such participations to Debt Fund Affiliates being subject to the limitations set forth in Section 9.05(g)), the Investors, Holdings, the Borrower and its Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (A) to the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) to the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections (it being understood and agreed that any documentation required to be delivered pursuant to Section 2.16(f) shall be delivered solely to the applicable participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a copy of a register for the recordation of the names and addresses of each Participant and their respective successors and assigns, and principal amount of and interest on the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Additional Commitment Loan or any other obligation under any Loan Document) to any Person except (i) to the extent that such disclosure is necessary to establish that such Additional Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations or (ii) if compelled by order of the court or other legal process. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any state thereof; provided that (A) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (B) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (2)) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment or participation by a Lender without the Borrower’s consent to a Disqualified Institution or, to the extent the Borrower’s consent is required under this Section 9.05, to any other Person, shall be prohibited, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity, including pursuant to Section 9.05(f)(ii); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not disqualified at the time of the applicable assignment or participation, as the case may be.

(ii) If any assignment or participation under this Section 9.05 is made to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Borrower’s prior written consent or any Disqualified Institution (any such Person, a “Disqualified Person”), then the Borrower may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, in the case of clauses (x) and (y), plus accrued interest thereon, accrued fees an all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in letters of credit, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 2.15 if any LIBO Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (X) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (Y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans and Additional Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Affiliate of any Disqualified Institution without the Borrower’s prior written consent. Additionally, each Lender agrees that Holdings and/or the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(f)(ii) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(iii) The parties to this Agreement hereby acknowledge and agree that neither the Administrative Agent nor any Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) , solely in their respective capacities as such, shall be deemed to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 9.05(f) by any other Lender, nor shall the Administrative Agent nor any Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) , in their respective capacities as such, have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Institutions or otherwise take (or omit to take) any action with respect thereto; provided, for the avoidance of doubt, that notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) shall be relieved of its obligation to comply with this Section 9.05(f) in its capacity as a Lender hereunder.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term

Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all applicable Lenders on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by Holdings, the Borrower or any of their respective subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans or Additional Term Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans or Additional Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans or Additional Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of their subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;

(iii) [reserved];

(iv) each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (A) the Affiliated Lenders may have, and later may come into possession of Excluded Information, (B) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries, the Administrative Agent, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers or any other Related Parties, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries shall be required to make any representation that it is not in possession of Excluded Information, (D) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers or any other Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, and Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers and any other Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (E) that the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(v) after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans and Additional Term Loans then held by all Affiliated Lenders shall not exceed 25.0% of the aggregate principal amount of the Term Loans and Additional Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(v) or any purported assignment exceeding such percentage (it being understood and agreed that the cap set forth in this clause (v) is intended to apply to any Loans made available by Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than a Debt Fund Affiliate) by an Affiliated Lender or the provision of Additional Term Loans by an Affiliated Lender); provided further, except as specifically set forth in clause (f), that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Term Loans and Additional Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be automatically cancelled;

(vi) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Credit Commitment or any Replacement Revolving Facility to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase;

(vii) in connection with each assignment pursuant to this clause (g), the Administrative Agent shall have been provided written notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender with respect to the identity of such Affiliated Lender and the amount of the Loans being assigned thereto;

(viii) by its acquisition of Term Loans or Additional Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans and Additional Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote (or the Term Loans and Additional Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders), except that such Affiliated Lender shall have the right to vote (and the Term Loans and Additional Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans or Additional Term Loans, to a Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans or Additional Term Loans, (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in (or being subject to the restriction of) subclauses (i) through (viii) of this clause (g); provided that the Term Loans or Additional Term Loans of any Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document. Any Term Loans or Additional Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans or Additional Term Loans so contributed shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans or Additional Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans or Additional Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans or Additional Term Loans held by it as the Administrative Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans or Additional Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement; provided that the survival of the provisions of Section 9.13 shall be limited to 18 months following the Termination Date.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger or the Amendment No. ~~2 Arranger~~3 Arrangers constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the Subsidiaries of the Borrower party hereto and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.08. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Issuing Bank and each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, such Issuing Bank or such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Issuing Bank or such Lender, wherever located) to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender or Affiliate, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be unmatured. Any applicable Lender, Issuing Bank or Affiliate shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank, the Administrative Agent and Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank, Administrative Agent or Affiliate may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT NOTWITHSTANDING THE FOREGOING AND THE GOVERNING LAW PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS IT IS UNDERSTOOD AND AGREED (A)(I) THAT THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED ON THE CLOSING DATE), (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF HOLDINGS, THE BORROWER OR ANY OF THEIR APPLICABLE AFFILIATES HAS THE RIGHT TO TERMINATE ITS OR THEIR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT IN ACCORDANCE WITH SECTION 8.1(B) OF THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH SECTION 6.2(A) OF THE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. The Administrative Agent, each Lender and each Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed, subject to the acknowledgement and acceptance by the recipient thereof that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 9.13 or as is otherwise reasonably acceptable to the Borrower), (a) to its and its Affiliates’ directors (or equivalent managers), officers, employees, independent auditors, other experts and advisors, including accountants, legal counsel and other advisors, or other agents that are retained by such Lender solely to assist with administration of the Loans in the ordinary course of business (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions completed hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (b) upon the demand or request of any regulatory (including any self-regulatory body, such as the National Association of Insurance Commissioners), governmental or administrative authority that has jurisdiction over such Person or its Affiliates (in which case such Person shall (i) except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal, judicial or administrative proceeding, in any such legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation or as requested by any governmental, regulatory or self-regulatory authority (in which case such Person shall (i) to the extent permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 or (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product relating to the Loan Parties and their obligations, (f) with the prior written consent of the Borrower, (g) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense and (h) to the extent such Confidential Information (X) becomes publicly available other than as a result of a breach of this Section and from a source that is not, to the Administrative Agent or such Lender, as applicable, subject to any confidentiality obligations to any Loan Party, the Sponsor or any affiliate thereof, by such Person, its Affiliates or their respective Representatives or (Y) becomes available to the Administrative Agent or any Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than a Loan Party. For the purposes of this Section, “Confidential Information” means all information received relating to the Loan Parties and/or any of their subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, Lender, any Arranger or the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the Closing Date) other than any such information that is or becomes publicly available to the Administrative Agent, any Arranger, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers, Issuing Bank or any Lender on a non-confidential basis and from a source that is not, to the Administrative Agent or such Lender, as applicable, subject to any confidentiality obligations to any Loan Party, the Sponsor or any affiliate thereof, prior to disclosure by any Loan Party. For the avoidance of doubt, in no event shall any disclosure of such Confidential Information be made to any Disqualified Institution (which was a Disqualified Institution at the time such disclosure was made).

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, the Amendment No. 1 Arranger, the Amendment No. 2 Arranger, the Amendment No. 3 Arrangers and each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective Affiliates, on the other. The Loan Parties acknowledge and agree that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender owes a fiduciary or similar duty to such Loan Party in connection with such transaction or the process leading thereto.

Section 9.15. Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Administrative Agent and each Lender. The Borrower and each Loan Party hereby acknowledges and agrees that the Administrative Agent shall be permitted to share any or all such information provided to the Administrative Agent pursuant to the USA PATRIOT Act with the Lenders.

Section 9.17. Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender and Issuing Bank as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender or Issuing Bank (other than the Administrative Agent) obtain possession of any such Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20. [Reserved].

Section 9.21. Conflicts. Notwithstanding anything to the contrary contained herein, in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.23. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger (including the Amendment No. 1 Arranger, the Amendment No. 2 Arranger and the Amendment No. ~~2 Arranger~~3 Arrangers) hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 10 LOAN GUARANTY

Section 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the full and prompt payment upon the failure of the Borrower to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively, the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent and/or the other Secured Parties, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations, to the extent reimbursable in accordance with Section 9.03. Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any Event of Default specified in Sections 7.01(f) or 7.01(g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, on demand, in lawful money of the U.S.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.01, or otherwise under this Loan Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.01 shall remain in full force and effect until the termination of this Loan Guaranty in accordance with Section 10.12 hereof. Each Qualified ECP Guarantor intends that this Section 10.01 constitute, and this Section 10.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as set forth in Section 10.12), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrower; or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 10.12).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Loan Guarantor or arising out of the disability of the Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except as otherwise provided in Section 10.12. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05. Authorization. The Loan Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 10.12), from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Parties regardless of what liability or liabilities of the Borrower remains unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Hedge Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Hedge Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

Section 10.06. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date.

Section 10.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.08. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.09. Maximum Liability. It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state, federal or provincial corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each, a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11. Liability Cumulative. The liability of each Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (a) upon the consummation of any transaction or related series of transactions permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary); or (b) upon the occurrence of the Termination Date; provided that, to the extent any Subsidiary became a Subsidiary Guarantor in order to consummate a merger, consolidation or amalgamation permitted under clause (y) (A) of the proviso to Section 6.07(a)(ii), any such release under clause (a) hereof shall constitute an Investment as if such merger, consolidation or amalgamation had been consummated pursuant to clause (y) of the proviso to Section 6.07(a)(ii)(y) as of the date of such release. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AGILITI HEALTH, INC.
AGILITI HOLDCO, INC.
[GUARANTORS]

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

[●],
Term Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]